Exhibit 10.8

CONFORMED COPY

AGREEMENT

DATED 9TH FEBRUARY, 2005

€170,000,000

CREDIT FACILITIES

FOR

HUNGAROTEL TÁVKÖZLÉSI RÉSZVÉNYTÁRSASÁG

and others

ARRANGED BY

CALYON and CALYON BANK HUNGARY RT.

as Global Coordinators, Bookrunners and Mandated Lead Arrangers

MAGYAR KÜLKERESKEDELMI BANK RÉSZVÉNYTÁRSASÁG

and

WESTLB AG, LONDON BRANCH

as Mandated Lead Arrangers

WITH

CALYON BANK HUNGARY RT.

as Original Account Bank

CALYON

as Facility Agent

and

MAGYAR KÜLKERESKEDELMI BANK RÉSZVÉNYTÁRSASÁG

as Security Agent

THIS AGREEMENT IS ENTERED INTO WITH THE BENEFIT OF

AND SUBJECT TO THE TERMS OF A PRIORITY AGREEMENT

DATED ON OR ABOUT THE DATE OF THIS AGREEMENT

ALLEN & OVERY LLP	DR EVA HEGEDUS IN ASSOCIATION WITH ALLEN & OVERY LLP

PARIS	BUDAPEST

Schedule		Page
1.	Original Parties
Part 1 Original Obligors
Part 2 Original Lenders
6.	Security Documents

THIS AGREEMENT is dated 9th February , 2005

BETWEEN:

(1)	HUNGARIAN TELEPHONE AND CABLE CORP., a Delaware corporation, with its principal office at 1201 Third Avenue Suite 3400, Seattle, Washington WA 98101-3034, United States of America (the Company);

(2)	THE PERSONS listed in Part 1 of Schedule 1 (Original Parties) as original borrowers (in this capacity, the Original Borrowers);

(3)	THE PERSONS listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (in this capacity, the Original Guarantors);

(4)	CALYON and CALYON BANK HUNGARY RT. as global coordinators, bookrunners and mandated lead arrangers (in this capacity, the Global Coordinators);

(5)	MAGYAR KÜLKERESKEDELMI BANK RÉSZVÉNYTÁRSASÁG and WESTLB AG, LONDON BRANCH as mandated lead arrangers (in this capacity and together with the Global Coordinators, the Mandated Lead Arrangers);

(6)	THE PERSONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (in this capacity, the Original Lenders);

(7)	CALYON BANK HUNGARY RT. as original account bank (in this capacity, the Original Account Bank);

(8)	CALYON as facility agent (in this capacity, the Facility Agent); and

(9)	MAGYAR KÜLKERESKEDELMI BANK RÉSZVÉNYTÁRSASÁG as security agent and trustee (in this capacity, the Security Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

10K Document means any 10K filing made by the Company to the Securities and Exchange Commission of the United States of America in respect of any financial year of the Company ending on 31st December each year.

10Q Document means any 10Q filing made by the Company to the Securities and Exchange Commission of the United States of America in respect of any quarterly financial period of the Company.

Acceptable Bank means:

(a)	a Mandated Lead Arranger;

(b)	a bank or financial institution which has a rating for its long-term debt obligations of AA or higher by S&P or Fitch or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Facility Agent.

Account has the meaning given to it in Schedule 9 (Accounts).

Account Bank means in relation to an Obligor:

(a)	an Original Account Bank specified in paragraph 2 of Schedule 9 (Accounts) as holding an Account for that Obligor; or

(b)	any person which becomes an Account Bank for that Obligor after the date of this Agreement in accordance with the terms of paragraph 40 of Schedule 9 (Accounts) of this Agreement.

Accounting Date means each 31st March, 30th June, 30th September and 31st December.

Accounting Period means a period of one year, three months or one month ending, in the case of each three month and one year period, on an Accounting Date for which Accounts are required to be prepared under this Agreement.

Accounting Principles means accounting principles, policies, standards, bases and practices which, as at the date of this Agreement, are:

(a)	in the case of Accounts of the Company, generally accepted in the United States and approved by the relevant regulatory or other accounting bodies in that jurisdiction;

(b)	in the case of Accounts of Pantel Rt., International Accounting Standards; and

(c)	in the case of Accounts of any other member of the Group, generally accepted in the jurisdiction of incorporation of that member of the Group and approved by the relevant regulatory or other accounting bodies in that jurisdiction.

Accounts means each set of financial statements required to be prepared by a member of the Group and delivered to the Facility Agent under Clause 17.1(a) (Financial statements).

Additional Borrower means a member of the Group which becomes a Borrower in accordance with Clause 28.6 (Additional Obligors).

Additional Cost Rate has the meaning given to it in Schedule 4 (Calculation of Mandatory Cost Formulae).

Additional Guarantor means a member of the Group which becomes a Guarantor in accordance with Clause 28.6 (Additional Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Administrative Party means an Account Bank, a Mandated Lead Arranger, the Facility Agent or the Security Agent.

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent, as the case may be or as the context requires.

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Paris foreign exchange market with the Base Currency as of 11.00 a.m. (Paris time) on a particular day.

Agreed Upon Procedures Report means a report addressed to the Finance Parties in which the Auditors confirm in relation to the Accounts which the report accompanies:

(a)	the arithmetic calculations applied by the Company in converting any amount in those Accounts not denominated in the Base Currency into the Base Currency; and

(b)	(in relation to the Company’s annual Accounts supplied in respect of any annual Accounting Period ending on or after 31st December, 2005) confirming compliance by the Company with the financial covenants set out in the Compliance Certificate and the Margin Certificate.

Annual Operating Budget means the Original Annual Operating Budget, as amended under Clause 17.4 (Operating Budget and Business Plan).

Approved Bank means any Acceptable Bank which has been given and has acknowledged all notices (if any) given to it pursuant to the Security Documents, provided that any Acceptable Bank which is a Lender or an Administrative Party is deemed to have received and to have acknowledged all those notices.

Auditors means KPMG Hungária Kft. or such other firm of independent public accountants of international standing which may be appointed as auditors in accordance with Clause 17.6 (Auditors).

Availability Period means the period from and including the date of this Agreement to and including:

(a)	for the A Facility, the date falling 60 days after the date of this Agreement;

(b)	for the B Facility, the date falling 60 days after the date of this Agreement; and

(c)	for the C Facility, 31st March, 2007.

Base Currency means Euro (€).

Base Currency Equivalent means:

(a)	for an amount expressed or denominated in any currency other than the Base Currency, the equivalent of that amount in the Base Currency converted at the Agent’s Spot Rate of Exchange on the date of the relevant calculation; and

(b)	for an amount expressed or denominated in the Base Currency, that amount.

Borrower means an Original Borrower or an Additional Borrower.

Borrower’s Tax Jurisdiction means the jurisdiction in which a Borrower is resident for Tax purposes.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid otherwise than on the last day of a Term applicable to it.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York, Paris and Budapest which is also a TARGET Day. If a payment is to be made by a Lender to the Facility Agent under Clause 5.3(d) (Advance of Loan), banks must also be open for general business in London on that day.

Business Plan means the annual 10 year business plan of the Group prepared by the Company required to be delivered to the Facility Agent under Clause 17.4 (Operating Budget and Business Plan).

Business Report means the report by PricewaterhouseCoopers referred to in Part 1 of Schedule 2 (Conditions precedent documents).

Business Transfer Agreement means the transfer of business agreement substantially in the form attached to the request for the Tax Ruling to be entered into before Pantel Closing between Pantel Rt. as seller and Novacom as purchaser.

Capital Expenditure means any expenditure which is treated as capital expenditure in accordance with the Accounting Principles.

Cash means cash in hand or credit balances or amounts on deposit which is accessible by a member of the Group within 5 days with any Acceptable Bank and which is not subject to any Security Interest (other than one existing under the Security Documents).

Cash Equivalent means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible to any other security;

(c)	open market commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(d)	investments accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).

Centre of Main Interests means, in relation to an Obligor, its “centre of main interests” for the purposes of Council Regulation (EC) No 1346/2000 of 29th May, 2000.

Chief Executive Officer means:

(a)	in relation to the Company and Hungarotel, Ole Bertram;

(b)	in relation to Pantel Rt., Jan Mulder; and

(c)	in relation to Novacom and Pantel Technocom, Attila Jankó,

as chief executive officer of the relevant Obligor, or any such person’s replacement (or any director of the relevant Obligor acting as such officer’s deputy in that capacity or performing those functions).

Chief Financial Officer means:

(a)	in relation to the Company and Hungarotel, William McGann;

(b)	in relation to Pantel Rt. and Novacom, Roelant Lyppens; and

(c)	in relation to Pantel Technocom, Ede Uhrin,

as chief financial officer of the relevant Obligor, or any such person’s replacement (or any director of the relevant Obligor acting as such officer’s deputy in that capacity or performing those functions).

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Commitments and designated A, B or C and the amount of any other Commitment so designated which it acquires; and

(b)	for any other Lender, the amount of any other Commitment so designated which it acquires,

in each case to the extent not cancelled, transferred or reduced under this Agreement.

Communications Authority Letter means the letter from the Communications Authority dated 19 November, 2004 setting out the method of re-allocation of the identifiers and frequencies of Pantel Rt. to Novacom and confirming that the reallocation of identifiers and frequencies by Pantel Rt. to Novacom will be approved subject to the conditions set out in the letter being met.

Compensation Account has the meaning given to it in Schedule 9 (Accounts).

Compliance Certificate means a certificate, substantially in the form of Schedule 7 (Form of Compliance Certificate).

Concession Contract means any of the concession contracts originally dated the date stated below between the government of Hungary and Hungarotel (or one of its legal predecessors) in relation to the carrying out of public purpose local telecommunication services in the following primary areas of Hungary:

(a)	Békéscsaba (originally dated 6th May, 1994);

(b)	Orosháza (originally dated 6th May, 1994);

(c)	Pápa (originally dated 6th May, 1994);

(d)	Salgótarján (originally dated 10th May, 1994); and

(e)	Sárvár (originally dated 10th May, 1994).

Consolidated Cashflow, Consolidated EBITDA, Consolidated Revenues, Consolidated Total Debt Service, Consolidated Total Net Borrowings and Consolidated Total Net Interest Paid each has the meaning given to it in Clause 18 (Financial Covenants).

Constitutional Documents means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, inter alia, such person’s articles of incorporation, by-laws, articles of association or deed of foundation, as applicable, internal rules of organisation and operation, rules of procedure of board of directors meetings, if applicable, rules of procedure of supervisory board meetings, if applicable, register of quotaholder(s) or shareholder(s), as appropriate, and all similar and/or analogous documents whatsoever) and includes, in relation to any member of the Group incorporated in Hungary, társasági szerzõdés, alapító okirat, alapszabály, szervezeti és müködési szabályzat, igazgatóság ügyrendje and felügyelõ bizottság ügyrendje.

Corporate Structure Memorandum/Funds Flow Statement means the memorandum and chart prepared by Clifford Chance LLP, Budapest together with confirmation from Clifford Chance LLP, Budapest that it can be relied upon by the Finance Parties.

Customer Bank Guarantees means the bank guarantees issued by Magyar Külkereskedelmi Bank Részvénytársaság at the request of Pantel Rt. securing its contractual performance, more exactly defined in the Business Transfer Agreement.

Customer Notices means the notices sent out by Pantel Rt. to the customers of Pantel Rt. (from whom consent is required) requesting their consent for the transfer of the rights and obligations of Pantel Rt. under the customer service agreements to Novacom.

Debt Issue means the issue of any bonds, notes (including convertible bonds or other equity-limited debt instruments but excluding instruments which are only receivable in shares), debt-securities (including pursuant to a securitisation programme) or, other debt instrument of any kind made, issued or entered into by any member of the Group, whether publicly listed or privately listed and whether or not subordinated.

Debt Issue Proceeds Account has the meaning given to it in Schedule 9 (Accounts).

Debt Service Reserve Account has the meaning given to it in Schedule 9 (Accounts).

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance specified in Clause 20 (Default) which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of any of the foregoing) an Event of Default.

Disposals Account has the meaning given to it in Schedule 9 (Accounts).

Distributions Account has the meaning given to it in Schedule 9 (Accounts).

Dormant Subsidiary means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including indebtedness owed to it) which in aggregate have a value the Base Currency Equivalent of which is €20,000 or more.

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any law or regulation concerning:

(a)	harm to or the protection of human health;

(b)	the pollution or protection of the environment;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

Establishment means, in relation to an Obligor, any place of operations where that Obligor carries on non-transitory economic activity with human means and goods.

EURIBOR means for a Term of any Loan or overdue amount denominated in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term.

Euro or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20 (Default).

Excess Cashflow means, for any annual Accounting Period of the Company, Consolidated Cashflow for such period minus Consolidated Total Debt Service for such period.

Excess Cashflow Account has the meaning given to it in Schedule 9 (Accounts).

Exempt Lender means, in relation to a Borrower, a Lender which is (otherwise than by reason of being a Treaty Lender) able to receive interest from that Borrower without a Tax Deduction imposed by the relevant Borrower’s Tax Jurisdiction.

Existing Hungarotel Credit Agreement means the senior credit facility agreement originally dated 11th April, 2000 (as amended on 9th November, 2001 and on 27th August, 2002) between, amongst others, Hungarotel as borrower, the Company as guarantor, Citibank International plc as facility agent and Citibank Rt. as security agent.

Existing Loan Notes means each of the 25 unsecured loan notes (each having a principal amount of U.S. Dollars 1,000,000) originally issued by the Company to Postabank és Takarékpénztár Részvénytársaság under a promissory note dated 12th May, 1999, as amended on 11th April, 2000 22 of which were transferred on 10th October, 2003 to Barings (Guernsey) Limited as custodian for Asset Holder PCC Limited re: Ashmore Emerging Markets Liquid Investment Portfolio and the remaining 3 of which were transferred on 10th October, 2003 to The Northern Trust Co. as custodian for Ashmore Emerging Markets Debt Fund.

Existing Pantel Credit Agreement means the Euro 80,000,000 multicurrency credit facilities agreement dated 26 February 2001 and amended on 30 November 2001, 11 March 2002, 22 January 2003 and 22 April 2004 entered into by Pantel Rt. as borrower, CIB Közép-Európai Nemzetközi Bank Részvénytársaság and Magyar Külkereskedelmi Bank Részvénytársaság as mandated arrangers with Magyar Külkereskedelmi Bank Részvénytársaság acting as facility agent and security agent and CIB Közép-Európai Nemzetközi Bank Részvénytársaság acting as paying agent.

Facility means any of:

(a)	the term loan facility referred to in Clause 2.1 (the A Facility);

(b)	the term loan facility referred to in Clause 2.2 (the B Facility); and

(c)	the term loan facility referred to in Clause 2.3 (the C Facility).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations, and to which payments for its account should be made, under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and one or more Obligors setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the scheduled date for the payment of the last Repayment Instalment relating to the Loans.

Finance Document means:

(a)	this Agreement;

(b)	each Obligor Accession Agreement;

(c)	each Fee Letter;

(d)	the Hedging Letter;

(e)	each Hedging Document;

(f)	the Priority Agreement;

(g)	each Security Document;

(h)	each Request;

(i)	each Margin Certificate;

(j)	each Compliance Certificate;

(k)	the mandate letter between Hungarotel and Calyon dated 30th June, 2004; or

(l)	any other document designated as such in writing by the Facility Agent and the Company.

Finance Party means an Administrative Party, a Lender or a Hedging Bank.

Financial Indebtedness means any indebtedness for or in respect of the following (without double counting):

(a)	moneys borrowed and debit balances at financial institutions;

(b)	any acceptance credit or bill discounting facility (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any share in the Company or any other member of the Group which is not held by another member of the Group and which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of that security) or upon the happening of any event matures or is mandatorily redeemable or is redeemable at the option of its holder in whole or in part on or prior to the Secured Debt Discharge Date (as defined in the Priority Agreement);

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(f)	any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(h)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment (as the case may be):

(i)	is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (but excluding trade credit on customary commercial terms); or

(ii)	involves a period of more than six months before or after (as the case may be) the date of acquisition or supply;

(i)	any amount due under any agreement for managing or hedging currency and/or interest rate risk provided that where such agreement provides for netting to occur the amount of indebtednesss under this paragraph (i) shall be equal to the net amount of the payment obligation from the relevant member of the Group under the agreement after such netting-off has occurred;

(j)	any other transaction (including any forward sale or purchase agreement and any sale and sale back, sale and lease back or deferred purchase arrangement) which has the commercial effect of a borrowing;

(k)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution; or

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above.

Fitch means Fitch Ratings Ltd. or any successor to its rating business.

Framework Agreement means the agreement entered into on 4th May, 2004 between KPN Telecom B.V., Pansource B.V., the Company and Hungarotel.

Group means the Company and its Subsidiaries.

Guarantor means an Original Guarantor or an Additional Guarantor.

Hedging Bank has the meaning given to it in the Priority Agreement.

Hedging Documents has the meaning given to it in the Priority Agreement.

Hedging Letter means a letter dated on or about the date of this Agreement between the Company and the Facility Agent relating to the hedging to be effected by the Group.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

HTCC Closing means the completion of the refinancing of Financial Indebtedness outstanding under the Existing Loan Notes.

HUF means the lawful currency for the time being of Hungary.

Hungarotel means Hungarotel Távközlési Részvénytársaság (registration number Cg. 01-10-043040).

Hungarotel Closing means the completion of the refinancing of Financial Indebtedness outstanding under the Existing Hungarotel Credit Agreement.

Hungarotel Licence means the rights to use frequencies and predetermined number spectrum and all other licences, permits, consents and notifications which are required and necessary under EU and Hungarian law to perform telecoms services in the ordinary course of business.

Hungary means the Republic of Hungary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding, maintaining or performing its obligations under any Finance Document.

Information Package means the Original Business Plan and (as and when agreed between the Company and the Global Coordinators) an information package in a form approved by the Company relating to the Group which, at the Company’s request and on its behalf, was prepared in connection with the syndication of the Facilities (including, for the avoidance of doubt, any appendices and/or attachments thereto).

Insurance means in relation to any member of the Group any contract of insurance taken out by or on behalf of that member of the Group or under which it has a right to claim.

Insurance Account has the meaning given to it in Schedule 9 (Accounts).

Insurance Transfer Agreement means the insurance transfer agreement to be entered into before Pantel Closing between, amongst others, Pantel Rt., Novacom and the Pantel Insurers.

Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)	any copyright, data base or other intellectual property right; or

(c)	any interest (including by way of licence) in the above,

in each case whether registered or not, and includes any related application.

Intercompany Creditor has the meaning given to it in the Priority Agreement.

Intercompany Debtor has the meaning given to it in the Priority Agreement.

Intercompany Documents has the meaning given to it in the Priority Agreement.

Interest means:

(a)	interest and amounts in the nature of interest accrued;

(b)	prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of letters of credit and guarantees; and

(d)	any other payments and deductions of like effect (including the interest element of finance leases) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including under the Hedging Documents), taking into account any premiums payable for the same, and Interest includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes agent’s and front-end, management, arrangement, work, retainer and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents).

Joint Venture means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of, and in accordance with the terms of, this Agreement,

but only for so long as it has any outstanding Commitment or participation in any Loan or any amount is owed to it (whether actually or contingently) in its capacity as Lender.

Licence means:

(a)	the Pantel Licence; or

(b)	the Hungarotel Licence.

Loan means the principal amount of each borrowing under a Facility or the principal amount outstanding of that borrowing.

Maintenance Reserve Account has the meaning given to it in Schedule 9 (Accounts).

Majority Lenders means, at any time, Lenders:

(a)	the aggregate of whose shares in the outstanding Loans and undrawn Commitments then represents 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

A Lender may by notice to the Facility Agent divide its Loans or Commitments into separate amounts to reflect participation or similar arrangements and require such separate amounts to be counted separately.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

Management Contracts means:

(a)	the management fee contract dated 1st January, 2000 between Hungarotel and the Company;

(b)	the guarantee fee contract dated on or about the date of this Agreement between Hungarotel and the Company;

(c)	the management fee contract dated on or about the date of this Agreement between Novacom and the Company;

(d)	the guarantee fee contract dated on or about the date of this Agreement between Novacom and the Company;

(e)	the management fee contract dated on or about the date of this Agreement between Novacom and Pantel Technocom; and

(f)	the management fee contracts (if any) dated on or about the date of this Agreement between Novacom and Pantel Rt.

Margin means, for any amount (including an overdue amount) or Loan outstanding under, or which is otherwise relating or referable to a Facility, the rate per annum specified in Clause 8.3 (Margin adjustments) in relation to that Facility and for any other amount outstanding under the Finance Documents, the highest of those rates from time to time applicable.

Margin Certificate means a certificate, substantially in the form of Schedule 8 (Form of Margin Certificate).

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, or condition (financial or otherwise) of the Group taken as a whole;

(b)	the ability of an Obligor to perform its payment obligations under any of the Finance Documents, its obligations under Clause 18.1 (Financial undertakings) or any other material obligation under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Agreement means:

(a)	the Framework Agreement;

(b)	the Business Transfer Agreement;

(c)	each Concession Contract;

(d)	each Licence;

(e)	the Management Contracts;

(f)	the MAV Agreements;

(g)	the Outsourcing Agreement;

(h)	the Universal Services Agreement; or

(i)	the Insurance Transfer Agreement.

Material Software Licence means:

(a)	the Euromacc billing applications Software Licence;

(b)	the Flexiton network documentation system Software Licence;

(c)	the MCH network documentation system Software Licence;

(d)	the Ericsson OBR Software Licence;

(e)	the LNX Remedy Software Licence;

(f)	the MHM Symmertix Software Licence;

(g)	the Ericsson Software Licence accompanying technical equipment;

(h)	the Alcatel Software Licence accompanying technical equipment;

(i)	the LNX-Cisco Software Licence accompanying technical equipment; or

(j)	Siemens Software Licence accompanying technical equipment.

MAV Agreement means:

(a)	the contribution agreement between Magyar Államvasutak Részvénytársaság and Pantel Rt. dated 1 April 1998;

(b)	the optical network hand-over agreement dated 19th November, 1999;

(c)	the optical network maintenance agreement dated 19th November, 1999;

(d)	the equipment maintenance agreement dated 19th November, 1999; or

(e)	the general terms for telecom equipment installation on MÁV premises dated 19th November, 1999.

MÁV Consent means the final and effective consent letter duly signed by Magyar Államvasutak Rt. and countersigned by the Minister of Economic Affairs and Transport, dated 5 August, 2004 providing Magyar Államvasutak Rt.’s consent for the transfer of rights and obligations by Pantel Rt. to Novacom under the MÁV Agreements and for establishing security over the rights under the MÁV Agreements.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

National Communications Authority means Nemzeti Hírközlési Hatóság.

Net Compensation Proceeds in relation to any compensation received from a government means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such compensation:

(a)	after deducting Taxes (and amounts reasonably reserved by the relevant member of the Group in respect of Taxes) payable by members of the Group in respect of that compensation; and

(b)	after deducting proper costs and reasonable expenses incurred or reasonably reserved by members of the Group directly in connection with that compensation.

Net Debt Issue Proceeds means any proceeds received in cash by or for the account of any member of the Group in relation to any Debt Issue, net of any taxes, fees and expenses payable in connection with that Debt Issue.

Net Disposal Proceeds in relation to any disposal of an asset by a member of the Group to a person who is not a member of the Group, means the amount received by a member of the Group in respect of such asset disposal (including the amount of any intercompany loan repaid to continuing members of the Group in relation to such asset disposal) in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms):

(a)	treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(b)	treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(c)	after deducting Taxes (and amounts reasonably reserved by the relevant member of the Group in respect of Taxes) payable by members of the Group in respect of that disposal; and

(d)	after deducting proper costs and reasonable expenses incurred or reasonably reserved by members of the Group directly in connection with that disposal.

Any amount received in respect of the disposal of the property situated at Szt István tér 1, Békéscsaba, Land Registry No. Bélterület 2 shall be excluded from this definition.

Net Insurance Proceeds in relation to any claim under any contract of insurance by a member of the Group means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such claim:

(a)	after deducting Taxes (and amounts reasonably reserved by the relevant member of the Group in respect of Taxes) payable by members of the Group in respect of that claim; and

(b)	after deducting proper costs and reasonable expenses incurred or reasonably reserved by members of the Group directly in connection with that claim.

Net Proceeds means Net Debt Issue Proceeds, Net Disposal Proceeds, Net Compensation Proceeds, Net Insurance Proceeds, Net Report Proceeds or Net Public Offering Proceeds, as applicable.

Net Public Offering Proceeds means any proceeds received in cash by or for the account of any member of the Group in relation to any Public Offering, net of any taxes, fees and expenses payable in connection with that Public Offering.

Net Report Proceeds in relation to any claim against the provider of any Report means the amount received in Cash or Cash Equivalents (or other instruments much upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such claim:

(a)	after deducting Taxes (and amounts reasonably reserved by the relevant member of the Group in respect of Taxes) payable by members of the Group in respect of that claim; and

(b)	after deducting proper costs and reasonable expenses incurred or reasonably reserved by members of the Group directly in connection with that claim.

Non-Obligor means a member of the Group which is not an Obligor.

Novacom means Pantel Távközlési Korlátolt Felelösségü Társaság, Cg. 01-09-665609.

Obligor means a Borrower or a Guarantor.

Obligor Accession Agreement means a deed substantially in the form of Part 1 of Schedule 10 (Form of Obligor Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Original Annual Operating Budget means the annual operating budget of the Group for the Accounting Period ending 31st December, 2004 approved by the board of the Company.

Original Business Plan means the business plan of the Group dated 23rd August, 2004 prepared by PricewaterhouseCoopers, including 8 year operating and financial projections for each year from the date of Hungarotel Closing to and including 31st December, 2012.

Original Financial Statements means:

(a)	the 10K Document for the financial year ended 31st December, 2003, including the audited consolidated financial statements of the Company for its financial year ended 31st December, 2003;

(b)	the 10Q Document for the quarterly accounting periods ended 31st March, 2004, 30th June, 2004 and 30th September, 2004;

(c)	the audited financial statements of Hungarotel for its annual accounting period ended 31st December, 2003; and

(d)	the audited consolidated financial statements of Pantel Rt. for its annual accounting period ended 31st December, 2003.

Original Obligor means an Original Borrower or an Original Guarantor.

Outsourcing Agreement means the agreement to be entered into, substantially in the form as attached to the Framework Agreement as Appendix 6, between Novacom and Pantel Rt. on the provision of certain telecommunication services by Novacom to Pantel Rt.

Pantel Closing means the completion of the refinancing of Pantel Rt. and its Subsidiaries.

Pantel Due Diligence Report means the legal due diligence report prepared by Clifford Chance LLP, Budapest on Pantel Rt. dated 30 June, 2004 as supplemented by written responses prepared by Clifford Chance LLP, Budapest dated 30 July, 2004 and 28 September, 2004 to questions raised concerning the content of the report by or on behalf of Calyon, together with confirmation from Clifford Chance LLP Budapest of the terms upon which it can be relied upon by certain of the Finance Parties and disclosed to the rest of the Finance Parties.

Pantel Insurers means the insurers of Pantel Rt. at the date of signing the Business Transfer Agreement.

Pantel Licence means the 3.5 GHZ licence, rights to use other frequencies and predetermined number spectrum and all other licences, codes, permits, consents and notifications which are required and necessary under EU and Hungarian law to perform telecoms services in the ordinary course of business.

Pantel Rt. means Pantel Holding Részvénytársaság (registration number Cg. 01-10-043758).

Pantel Rt. Consolidated Revenues for any period means the consolidated gross revenues of Pantel Rt. (less the consolidated interconnect costs of Pantel Rt. used in the preparation of the consolidated monthly management accounts of Pantel Rt. supplied for that period).

Pantel Technocom means Pantel Technocom Távközlési Szolgáltató Korlátolt Felelösségü Társaság (registration number Cg. 14-09-305167).

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition has the meaning given to it in Clause 19.10 (Acquisitions).

Permitted Reorganisation means a reorganisation of one or more members of the Group in relation to which the Facility Agent (acting on the instructions of the Majority Lenders) confirms to the Company (at least 10 Business Days prior to the proposed date of the relevant reorganisation) that it is satisfied that:

(a)	the reorganisation is on a solvent basis;

(b)	no Default is then outstanding or would result from the reorganisation;

(c)	all of the assets of that member of the Group remain within the Group and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased;

(d)	all necessary authorisations have been obtained;

(e)	the Lenders will (based upon any professional opinions and reports which the Lenders may require) enjoy the same or equivalent guarantees from that member of the Group (or its successor) and the same or equivalent security over the same assets and over the shares in that member of the Group (or its successor) after the reorganisation as the Lenders enjoyed before the reorganisation; and

(f)	the reorganisation does not (and is not reasonably likely to) give rise to a Material Adverse Effect.

Pilistáv means Pilistáv Távközlési, Épito és Szolgáltató Korlátolt Felelosségu Társaság (registration number Cg. 01 09 700192) seat: 1066 Budapest, Teréz krt 46.

Priority Agreement means the priority agreement dated on or about the date of this Agreement between, among others, the Parties, any Intercompany Creditors, any Intercompany Debtors and certain other creditors of the Group.

Proceeds Account has the meaning given to it in Schedule 9 (Accounts).

Pro Rata Share means the proportion which a Lender’s Commitment under a Facility bears to all the Commitments under that Facility at that time.

Public Offering means any issue of rights, shares or equity instruments of any kind (including debt instruments which are only redeemable in shares) sold or issued by way of flotation, rights issue, public placing, listing or other primary or secondary public offering.

Public Offering Proceeds Account has the meaning given to it in Schedule 9 (Accounts).

Qualifying Lender means a Lender which is:

(a)	a Treaty Lender; or

(b)	an Exempt Lender.

Rate Fixing Day means the second TARGET Day before the first day of a Term for a Loan, or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the relevant interbank market.

Reconciliation Statement has the meaning given to it in Clause 17.2 (Form and scope of financial statements).

Recovery Event means:

(a)

the disposal of an asset to a person who is not a member of the Group, other than where an asset (excluding shares, businesses, real property or intellectual property) is to be (and is) replaced by another asset comparable or superior as to type, value and quality for use in the Group’s business within 180 days of the date of disposal and pending such replacement the Net Disposal Proceeds of that disposal are deposited in the Disposals Account;

(b)	a claim by a member of the Group against the provider of any of the Reports, other than where the Net Report Proceeds of that claim are to be (and are) applied within 180 days of receipt in meeting or rectifying the liability, loss or defect in respect of which they are recovered and pending such application the Net Report Proceeds are deposited in the Reports Account; or

(c)	a claim by a member of the Group under any contract of insurance (other than in respect of third party liability policies), other than:

(i)	where the Net Insurance Proceeds are to be (and are) applied within 180 days of the occurrence of the event giving rise to such claim in reinstating or replacing (on a like for like basis) any asset, or applied in defraying the loss or liability, to which the claim relates and pending such application the Net Insurance Proceeds are deposited in the Insurance Account; and

(ii)	where the Net Insurance Proceeds are claimed in respect of delay in start up, business interruption or anticipated loss in revenue..

Reference Banks means:

(a)	in relation to Mandatory Costs, the principal Paris offices of Calyon, Societe Generale and BNP Paribas; and

(b)	in relation to EURIBOR, the principal office in Paris of Calyon, Societe Generale and BNP Paribas and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repayment Instalment means each scheduled instalment for repayment of a Loan, identified in this Agreement by the same designation as such Loan.

Repeating Representations means the representations and warranties set out in Clause 16.2 (Status), 16.4 (Powers and authority), 16.5 (Legal validity), 16.6 (Non-conflict), 16.7 (No default), 16.8 (Authorisations), 16.10 (Financial statements), 16.12(f) (Information Package and Reports), 16.17 (Assets) and 16.26 (Jurisdiction/governing law).

Report means the Corporate Structure Memorandum/Funds Flow Statement, any report referred to under the heading Other documents and evidence in Part 1F of Schedule 2 (Conditions precedent documents) and the Pantel Due Diligence Report.

Reports Account has the meaning given to it in Schedule 9 (Proceeds Account).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means:

(a)	generally applicable limitations of law which are provided for as qualifications in the legal opinions delivered to the Facility Agent under Clause 4 (Conditions Precedent); and

(b)	limitations under Hungarian law in relation to the following:

(i)	the enforceability of the right of the Security Agent to represent the Finance Parties in front of Hungarian courts in relation to the Finance Documents or the delegation of that right by the Finance Parties to the Security Agent;

(ii)	the enforceability of any Security Interest held by the Security Agent on behalf of any Finance Party which becomes a Party by novation; and

(iii)	the enforceability of any “attorney in fact” provisions of any Finance Document governed by Hungarian law, but only in respect of the revocability of that authority and the Security Agent’s ability to use its discretion in the exercise of that authority.

Resignation Letter means a letter substantially in the form of Schedule 11 (Form of Resignation Letter), with such amendments as the Facility Agent and the Company may agree.

Roof Rental Lease means a lease under which Pantel Rt. occupies roof rental space.

Roof Rental Notices means the notices sent out by Pantel Rt. to the lessors of its Roof Rental Leases requesting their consent to the transfer to Novacom of the rights and obligations of Pantel Rt. under those Roof Rental Leases.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Telerate Screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Secured Debt Discharge Date has the meaning given to it in the Priority Agreement.

Security Document means:

(a)	each document referred to in Schedule 6 (Security) or entered or required to be entered into pursuant to Clause 19.29 (Security); and

(b)	any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Form of Request and Selection Notice).

Shareholder Documents has the meaning given to it in the Priority Agreement.

Shareholders has the meaning given to it in the Priority Agreement.

Shareholder Debt has the meaning given to it in the Priority Agreement.

Software Licence means a licence under which Pantel Rt. uses software.

Software Licence Notice means a notice sent out by Pantel Rt. to a supplier of one of its Software Licences requesting its consent to the transfer to Novacom of the rights and obligations of Pantel Rt. under that Software Licence.

Subsidiary means any of:

(a)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; and

(b)	an entity treated as a subsidiary in the financial statements of any person pursuant to the Accounting Principles.

Suppliers means:

(a)	the suppliers of national interconnection services to Pantel Rt.; and

(b)	the suppliers of international interconnection services to Pantel Rt.

Supplier Notices means the notices sent out by Pantel Rt. to its Suppliers requesting their consent to the transfer to Novacom of the rights and obligations of Pantel Rt. under its agreements with those suppliers.

Syndication Date means the earlier of:

(a)	the date on which the Facility Agent notifies the Company that primary syndication of the Facilities has been or is to be completed; and

(b)	the date falling six months after the date of this Agreement.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for or rebate of Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Tax Ruling has the meaning given to that term in the VAT Facility Agreement.

TDC means TDC A/S, a corporation duly incorporated under the laws of Denmark, whose registered office is at Nørregade 21, DK-0900, Copenhagen C, Denmark.

TDC Disposal of Interest means TDC:

(a)	disposing of all or any of its legal and beneficial ownership of 5,248,846 common shares of the Company; or

(b)	ceasing to have the right to appoint the chairman of the board of directors of the Company, the Chief Executive Officer and the Chief Financial Officer of the Company.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Test Period has the meaning given to that term in Clause 18.2(i) (Financial Covenant Definitions).

Total Commitments means the aggregate of the Commitments of all the Lenders, or when designated A, B or C, the aggregate of the Commitments of all the Lenders bearing that designation.

Trade Marks means any and all trade marks of Pantel Rt. registered, or under registration in Hungary or outside Hungary.

Trade Mark Transfer Application means the application to be sent to the Hungarian Patent Office (or to any other authorities dealing with the registration of intellectual property rights under any jurisdiction where Pantel Rt. has registered Trade Marks) by Pantel Rt. and Novacom for the registration of the transfer of the Trade Marks of Pantel Rt. to Novacom.

Transaction Documents means:

(a)	the Finance Documents;

(b)	the Intercompany Documents;

(c)	the Material Agreements;

(d)	the Shareholder Documents; and

(e)	the VAT Finance Documents.

Transfer Certificate means:

(a)	for a transfer by assignment, release and accession, a certificate substantially in the form of Part 1 of Schedule 5 (Form of Transfer Certificates); and

(b)	for a transfer by novation, a certificate substantially in the form of Part 2 of Schedule 5 (Form of Transfer Certificates),

in each case, with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in respect of a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Facility Agent executes that Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

Treaty Lender means, in relation to a Borrower, a Lender which:

(a)	is resident (as defined in the appropriate double taxation agreement) in a country with which the relevant Borrower’s Tax Jurisdiction has a double taxation agreement giving residents of that country full exemption from Tax on interest imposed by that Borrower’s Tax Jurisdiction; and

(b)	does not carry on a business in that Borrower’s Tax Jurisdiction through a permanent establishment with which the payment of interest is effectively connected.

Universal Services Agreement means the universal services agreement dated 30th November, 2004 between the government of Hungary and Hungarotel in relation to the carrying out of universal telecommunications services in the areas of Békéscsaba, Orosháza, Pápa, Salgótarján and Sárvár, Hungary.

U.S. Dollars means the lawful currency for the time being of the United States of America.

Utilisation Date means each date on which a Facility is utilised by the drawing of a Loan.

VAT Account has the meaning given to it in the VAT Facility Agreement.

VAT Facility Agreement has the meaning given to it in the Priority Agreement.

VAT Finance Documents has the meaning given to it in the Priority Agreement.

VAT Refund has the meaning given to it in the VAT Facility Agreement.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	acting in concert means any person or a group of persons acting together pursuant to an agreement or understanding (whether formal or informal);

(ii)	a document being in the agreed form means that such document is in a form previously agreed in writing by or on behalf of the Company and the Facility Agent;

(iii)	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

(iv)	assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(vi)	control means the power to direct the management and policies of any person whether by virtue of ownership of share capital, contract or otherwise;

(vii)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(viii)	guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet all or any of its indebtedness;

(ix)	incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(x)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xi)	jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(xii)	know your customer requirements are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

(xiii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xiv)	a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)	a share includes a share or quota or any other interest in the capital of a person;

(xvi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xvii)	a Default being outstanding means that it has not been remedied or expressly waived in writing in accordance with Clause 26.4 (Waivers and remedies cumulative);

(xviii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xix)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xx)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xxi)	words imparting the singular include the plural and vice versa;

(xxii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other document, including any amendment providing for any increase (however great) in the amount of a facility or any additional facility (however great); and

(xxiii)	a time of day is a reference to Paris time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)	if there is an inconsistency between this Agreement and another Finance Document, this Agreement will prevail unless that other Finance Document is the Priority Agreement, in which case the Priority Agreement will prevail;

(iv)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Finance Documents; and

(v)	any obligation of an Obligor under the Finance Documents includes an obligation on that Obligor not to contract or agree to do something or not to do something which would breach that first obligation unless such contract or agreement is conditional on the Secured Debt Discharge Date (as defined in the Priority Agreement) or on the approval of the Lenders or the Majority Lenders (as required under this Agreement).

(e)	No part of this Agreement is intended to or shall create a registrable Security Interest.

(f)	The index to and headings in this Agreement do not affect its interpretation.

(g)	In this Agreement a reference to any of the following in relation to any member of the Group incorporated in Hungary shall be construed as follows:

(i)	a Security Interest includes zálog, jelzálog, óvadék, kezesség (készfizetõ kezesség), engedményezés és tulajdon átruházása, vételi (visszavásárlási) jog alapítása vagy tulajdonjog fenntartása (ha az ügylet célja biztosíték nyújtása);

(ii)	a winding up, administration or dissolution includes csõd, felszámolás és végelszámolás;

(iii)	a receiver, administrator, or the like includes vagyonfelügyelõ, felszámoló, végelszámoló and végrehajtó; and

(iv)	moratorium includes csõd.

2.	FACILITIES

2.1	A Facility

Subject to the terms of this Agreement, the Lenders agree to make available to Hungarotel a term loan facility in an aggregate amount equal to the A Total Commitments.

2.2	B Facility

Subject to the terms of this Agreement, the Lenders agree to make available to Pantel Rt. a term loan facility in an aggregate amount equal to the B Total Commitments.

2.3	C Facility

Subject to the terms of this Agreement, the Lenders agree to make available to Novacom a term loan facility in an aggregate amount equal to the C Total Commitments.

2.4	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	A Facility

The Loan made available under the A Facility may only be used by Hungarotel at Hungarotel Closing as contemplated by and in accordance with the Corporate Structure Memorandum/Funds Flow Statement.

3.2	B Facility

The Loan made available under the B Facility may only be used by Pantel Rt. at Pantel Closing in or towards:

(a)	the refinancing, prepayment in full and cancellation of the Financial Indebtedness of Pantel Rt. at Pantel Closing; and

(b)	payment of all fees, costs and expenses (including legal fees, costs and expenses of the Administrative Parties) due and payable by Pantel Rt. at Pantel Closing,

as contemplated by and in accordance with the Corporate Structure Memorandum/Funds Flow Statement.

3.3	C Facility

The Loan made available under the C Facility may only be used by Novacom at HTCC Closing in or towards the discharge of the payment obligations of the Company under the Existing Loan Notes. Those obligations will be discharged (inter alia) by:

(a)	prepaying the intercompany loan made by the Company to Novacom at Pantel Closing, in order to enable the Company to apply the proceeds of the prepaid intercompany loan in or towards the discharge of the payment obligations of the Company under the Existing Loan Notes at HTCC Closing; and

(b)	prepaying the intercompany loan made by Hungarotel to Novacom at Pantel Closing, in order to enable Hungarotel to apply the proceeds of the prepaid intercompany loan in or towards the prepayment of the intercompany loan made by the Company to Hungarotel at Pantel Closing, in order to enable the Company to apply the proceeds of the prepaid intercompany loan in or towards the discharge of the payment obligations of the Company under the Existing Loan Notes at HTCC Closing, as contemplated by and in accordance with the Corporate Structure Memorandum/Funds Flow Statement.

3.4	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility and no Finance Party will be responsible for, or for the consequences of, such utilisation.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent must give this notification to the Company and the Lenders promptly upon its determining that it has received such documents and evidence and that such documents and evidence are in form and substance satisfactory to it.

4.2	Further conditions precedent

(a)	The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(i)	in relation to the A Loan or the B Loan, all the representations and warranties in Clause 16 (Representations and Warranties) or, in relation to the C Loan, the Repeating Representations are true;

(ii)	no Default is outstanding or would result from the proposed Loan; and

(iii)	no material adverse change has occurred in the operations, prospects or financial condition of:

(A)	any member of the Group; or

(B)	(until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries,

since the immediately preceding Accounting Date, the consequences of which do or would, in the reasonable opinion of the Lenders, materially diminish the ability of any Obligor to meet the performance conditions outlined in the Original Business Plan or its obligations under the Finance Documents.

(b)	For the purposes of determining whether or not the conditions precedent in this Subclause have been met on the Utilisation Date (or requested Utilisation Date) for the A Loan, references in Clauses 16 (Representations and warranties), 17 (Information covenants), 18 (Financial covenants), 19 (General covenants) and 20 (Default) to the Group and to Pantel Rt. shall be construed so as to exclude Pantel Rt and its Subsidiaries.

(c)	For the purposes of determining whether or not the conditions precedent in this Subclause have been met on the Utilisation Date (or requested Utilisation Date) for the B Loan, references in Clauses 16 (Representations and warranties), 17 (Information covenants), 18 (Financial covenants), 19 (General covenants) and 20 (Default) to the Group and to Pantel Rt. shall be construed so as to exclude the Company and Hungarotel.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result of making the utilisation requested, there would be more than 1 Loan outstanding under each Facility.

4.4	Further conditions precedent to Loan made available at Hungarotel Closing

The obligations of any Lender to participate in the Loan made available under the A Facility are subject to the Facility Agent having received the following additional documentary conditions precedent in form and substance satisfactory to the Facility Agent:

(a)	evidence that irrevocable notice to prepay and cancel the Existing Hungarotel Credit Agreement has been given;

(b)	evidence that all Security Interests over the assets of Hungarotel or any of its Subsidiaries required under Clause 19.5 (Negative pledge) to be discharged on or simultaneously with Hungarotel Closing will be released; and

(c)	a duly executed original of the Request for the Loan to be issued on the date of Hungarotel Closing.

4.5	Further conditions precedent to Loan made available at Pantel Closing

The obligations of any Lender to participate in the Loan made available under the B Facility are subject to the Facility Agent having received the following additional documentary conditions precedent in form and substance satisfactory to the Facility Agent:

(a)	evidence that irrevocable notice to prepay and cancel the Existing Pantel Credit Agreement has been given;

(b)	evidence that all conditions precedent to Pantel Closing set out in Part 2 of Schedule 2 (Conditions Precedent Documents) have been satisfied;

(c)	evidence that all Security Interests over the assets of Pantel Rt. or any of its Subsidiaries required under Clause 19.5 (Negative pledge) to be discharged on or simultaneously with Pantel Closing will be discharged; and

(d)	a duly executed original of the Request for the Loan to be issued on the date of Pantel Closing.

4.6	Further conditions precedent to Loan made available at HTCC Closing

The obligations of any Lender to participate in the Loan made available under the C Facility are subject to the Facility Agent having received the following additional documentary conditions precedent in form and substance satisfactory to the Facility Agent:

(a)	evidence that irrevocable notice to redeem the Existing Loan Notes has been given;

(b)	Compliance Certificates demonstrating that for the Test Periods ending on the last two Consecutive Accounting Dates before the date of the Request for the Loan, the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA has been lower than 2.50:1; and

(c)	a duly executed original of the Request for the Loan to be issued on the date of HTCC Closing.

5.	UTILISATION-LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing or, in respect of a Loan to be made on the date of Hungarotel Closing, by such time as the Original Lenders and the Facility Agent may agree with the Company.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be duly made unless:

(a)	it identifies the Borrower;

(b)	it identifies the Facility (and where relevant the further designation) under which the Loan is to be made;

(c)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)	the amount of the Loan requested is:

(i)	a minimum of Euro 1,000,000 and an integral multiple of 1,000,000 units of that currency;

(ii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; or

(iii)	such lower amount as the Facility Agent may agree.

(e)	the proposed Term complies with Clause 9 (Terms).

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of each Loan will be equal to its Pro Rata Share of such Loan on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if as a result:

(i)	its share in the outstanding Loans under the relevant Facility would exceed its Commitment for that Facility; or

(ii)	the outstanding Loans under the relevant Facility would exceed the Total Commitments for that Facility.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.	REPAYMENT

(a)	Each Borrower must repay on each date specified below an amount equal to the amount set out opposite that date in respect of the relevant Facility.

Repayment Date	A Facility	B Facility	C Facility
30th June, 2005	€6,090,000	€2,640,000
31st December, 2005	€6,090,000	€2,640,000
30th June, 2006	€6,300,000	€2,970,000
31st December, 2006	€6,300,000	€2,970,000
30th June, 2007	€6,720,000	€4,290,000
31st December, 2007	€6,720,000	€4,290,000
30th June, 2008	€6,720,000	€5,940,000
31st December, 2008	€6,720,000	€5,940,000
30th June, 2009	€7,140,000	€8,580,000
31st December, 2009	€7,140,000	€8,580,000
30th June, 2010	€9,030,000	€8,580,000
31st December, 2010	€9,030,000	€8,580,000
30th June, 2011			€10,000,000
31st December, 2011			€10,000,000

(b)	No amounts repaid under paragraph (a) above may be reborrowed.

(c)	Any amount of any Loan still outstanding on the scheduled date for the payment of the last Repayment Instalment relating to the Loans bearing the same designation as that Loan shall be repaid on that date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - illegality

(a)	A Lender must promptly notify the Company (with a copy to the Facility Agent) if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment - TDC Disposal of Interest

(a)	Subject to paragraph (b) below, if a TDC Disposal of Interest occurs at any time then:

(i)	the Total Commitments shall be cancelled; and

(ii)	all outstanding Loans, together with accrued and unpaid interest and all other amounts accrued and outstanding under the Finance Documents, shall become immediately due and payable.

(b)	Paragraph (a) above does not apply to a TDC Disposal of Interest if:

(i)	the Majority Lenders have given their written consent to the TDC Disposal of Interest prior to the occurrence of the TDC Disposal of Interest;

(ii)	the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA has been less than 2.00:1.00 for the Test Periods ending on the last two consecutive Accounting Dates before the TDC Disposal of Interest occurs; or

(iii)	TDC transfers all of the shares owned by it in the Company to a person which:

(A)	is an internationally recognised telecommunications operator of similar standing to TDC; and

(B)	has a rating of BBB+ or higher by S&P or Baa1 or higher by Moody’s.

If that person acquires (together with those shares in the Company) the right to appoint the chairman of the board of directors of the Company, the Chief Executive Officer and the Chief Financial Officer of the Company, the transfer of those rights will not constitute a TDC Disposal of Interest.

(c)	The Company must promptly notify the Facility Agent if it becomes aware of the occurrence of any TDC Disposal of Interest and the Facility Agent will promptly upon receipt of such notice notify the Lenders of the same.

7.3	Mandatory prepayment – Debt Issues

(a)	If any Debt Issue is to be made by any member of the Group the Company shall notify the Facility Agent no later than 15 Business Days before the date on which that Debt Issue is to be made (and the Facility Agent shall promptly notify the Lenders of the same).

(b)	After notification under paragraph (a) above each Lender may, within 15 days of such notification, require the Company to ensure that an amount equal to that Lender’s Pro Rata Share of 50 per cent. of the Net Debt Issue Proceeds is applied in or towards prepayment of that Lender’s participation in the Loans made available by it and cancellation of its corresponding Commitments.

(c)	Any prepayment under this Subclause must be made on or (at the election of the relevant Borrower) before the last day of the Term of the Loan to be prepaid in which the relevant Net Debt Issue Proceeds were received and pending prepayment, 50 per cent. of the Net Debt Issue Proceeds must be deposited in the Debt Issue Proceeds Account.

7.4	Mandatory prepayment – Public Offering

(a)	If any Public Offering is to be made by any member of the Group the Company shall notify the Facility Agent no later than 15 Business Days before the date on which that Public Offering is to be made (and the Facility Agent shall promptly notify the Lenders of the same).

(b)	After notification under paragraph (a) above, each Lender may, within 15 days of such notification, require the Company to ensure that an amount equal to that Lender’s Pro Rata Share of 50 per cent. of the Net Public Offering Proceeds is applied in or towards prepayment of its participation in the Loans made available by it and cancellation of its corresponding Commitments.

(c)	Any prepayment under this Subclause must be made on or (at the election of the relevant Borrower) before the last day of the Term of the Loan to be prepaid in which the relevant Net Public Offering Proceeds were received and pending prepayment 50 per cent. of the Net Public Offering Proceeds must be deposited in the Public Offering Proceeds Account.

7.5	Mandatory prepayment – disposals and claims

(a)	Subject to Clause 7.7(e), if the Base Currency Equivalent of the aggregate amount of Net Disposal Proceeds, Net Compensation Proceeds, Net Insurance Proceeds and Net Reports Proceeds is equal to or exceeds €2,500,000 (the Threshold Amount) during any annual Accounting Period of the Company, the Company must ensure that an amount equal to the amount of those Net Proceeds, including the Threshold Amount is applied in or towards prepayment of the Loans and cancellation of the corresponding Commitments.

(b)	Any prepayment under this Subclause must be made on or (at the election of the relevant Borrower) before the last day of the Term of the Loan to be prepaid in which the relevant Net Proceeds were received or recovered (or in the case of Net Proceeds already deposited in the Disposals Account, the Reports Account, the Compensation Proceeds or the Insurance Account pending their application in the replacement or reinstatement of an asset, on or before the last day of the then current Term(s) of the Loan to be prepaid in which the time limit for that replacement or reinstatement expires).

7.6	Mandatory prepayment - Excess Cashflow

(a)	If the annual audited consolidated Accounts of the Company demonstrate that Excess Cashflow has arisen during the annual Accounting Period to which such Accounts relate, the Company must ensure an amount equal to:

(i)	if the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the Test Periods ending on the last two consecutive Accounting Dates (including the Accounting Date to which those annual audited consolidated Accounts are drawn up) is greater than or equal to 2.0:1.0, 65 per cent.;

(ii)	if the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the Test Periods ending on the last two consecutive Accounting Dates (including the Accounting Date to which those annual audited consolidated Accounts are drawn up) is less than 2.0:1.0 but greater than or equal to 1.5:1.0, 50 per cent.;

(iii)	if the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the Test Periods ending on the last two consecutive Accounting Dates (including the Accounting Date to which those annual audited consolidated Accounts are drawn up) is less than 1.5:1.0, but on the Accounting Date to which those annual audited consolidated Accounts are drawn up less than 50 per cent. of the principal amount of all Loans outstanding under the A Facility and the B Facility on the last day of the Availability Period for the relevant Facility have been repaid or prepaid, 50 per cent; and

(iv)	if the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the Test Periods ending on the last two consecutive Accounting Dates (including the Accounting Date to which those annual audited consolidated Accounts are drawn up) is less than 1.5:1.0, but on the Accounting Date to which those annual audited consolidated Accounts are drawn up 50 per cent. or more of the principal amount of all Loans outstanding under the A Facility and the B Facility on the last day of the Availability Period for the relevant Facility have been repaid or prepaid, zero per cent, of that Excess Cashflow is applied in or towards prepayment of the Loans and cancellation of the corresponding Commitments.

(b)	Any prepayment under this Subclause must be made on or (at the election of the relevant Borrower) before the last day of the then current Term(s) of the Loans in which the annual audited consolidated Accounts of the Company establishing that there has been Excess Cashflow are delivered to the Facility Agent, pending which an amount equal to the amount to be prepaid must be deposited in the Excess Cashflow Account.

7.7	Payment into the relevant Account

(a)	In this Clause, the relevant Account means:

(i)	for Net Debt Issue Proceeds, the relevant Borrower’s Debt Issue Proceeds Account;

(ii)	for Net Public Offering Proceeds, the relevant Borrower’s Public Offering Proceeds Account;

(iii)	for Net Disposal Proceeds, the relevant Borrower’s Disposals Account;

(iv)	for Net Compensation Proceeds, the relevant Borrower’s Compensation Account;

(v)	for Net Insurance Proceeds, the relevant Borrower’s Insurance Account;

(vi)	for Net Reports Proceeds, the relevant Borrower’s Reports Account; and

(vii)	for Excess Cashflow, the relevant Borrower’s Excess Cashflow Account.

(b)	Subject to paragraph (e) below, when it is established that a Borrower will be required to prepay Loans on the last day of the then current Term(s) for those Loans, the relevant Borrower must and the Company must ensure that the relevant Borrower does (unless the relevant Net Proceeds have already been deposited in the relevant Account pending their application in the replacement or reinstatement of an asset within the time limit for that replacement or reinstatement described in paragraph (a), (b) or (c) (as appropriate) of the definition of Recovery Event promptly deposit in the relevant Account an amount equal to the amounts to be prepaid unless the Company, on giving not less than five Business Days’ notice to the Facility Agent (which notice the Facility Agent shall promptly give to the Lenders), specifies that the relevant Borrower intends to prepay the relevant amount within five Business Days in which case the prepayment shall (subject to the other provisions of this Agreement) be made on the date specified in such notice.

(c)	Each Borrower irrevocably authorises the Facility Agent to apply any amount deposited with it under paragraph (b) (after deduction of any interest that has accrued on that Account, which must be returned to the relevant Borrower promptly after the principal amount has been prepaid) towards prepayment of the Loans on the last day of the relevant Term(s) or earlier if the relevant Borrower so directs.

(d)	Amounts standing to the credit of an Account may only be withdrawn in accordance with the terms of Schedule 9 (Accounts).

(e)	A Borrower shall not be obliged to (and the Company shall not be obliged to ensure that a Borrower does) prepay any Loan pursuant to Clause 8.5 (Mandatory prepayment – disposals and claims) if and to the extent that (but only for so long as):

(i)	to do so would breach applicable law or would result in personal liability for the directors of the relevant member of the Group (and the Company will notify the Facility Agent promptly with details of any provision making any such payment unlawful or which would result in such personal liability); or

(ii)	where to make such prepayment would result in an amount of Tax becoming due which exceeds an amount equal to 10 per cent. of the relevant Net Disposal Proceeds, Net Insurance Proceeds or Net Reports Proceeds.

(f)	The Company will ensure that each member of the Group uses its reasonable endeavours to avoid any unlawfulness or personal liability mentioned in paragraph (e) above and to the extent that the Company does not incur any material adverse tax consequence as a result, use its reasonable endeavours to facilitate cash circulation between members of the Group so as to enable prepayment of the Loans to occur.

7.8	Voluntary prepayment

(a)	Subject as provided in this Subclause, any Borrower may, by giving not less than thirty days’ prior notice to the Facility Agent, prepay (or procure prepayment of) any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount the Base Currency Equivalent of which is €1,000,000 and an integral multiple of €1,000,000 or such lesser amount as may be outstanding or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

7.9	Automatic cancellation

The Commitments of each Lender under each Facility will be automatically cancelled at the close of business in Paris on the last day of the Availability Period for that Facility to the extent undrawn at that date.

7.10	Voluntary cancellation

(a)	The Company may, by giving not less than ten days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Commitments under any Facility pursuant to this Subclause must be in a minimum amount of €1,000,000 and an integral multiple of €1,000,000 or such lesser amount as may be undrawn and uncancelled or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	Any cancellation in part of the Commitments under any Facility pursuant to this Subclause will be applied against the Commitment of each Lender in that Facility pro rata.

7.11	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues and provided no Default is outstanding, give notice to the Facility Agent requesting prepayment by the relevant Borrower of that Lender’s share of the affected Loans utilised by that Borrower and cancellation of the corresponding Commitments of that Lender.

(b)	After notification under paragraph (a) above:

(i)	that Borrower must repay or prepay that Lender’s share in each affected Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	those Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

7.12	Application between Facilities

(a)	Any amount to be applied in mandatory prepayment of Loans (other than where the amount to be prepaid represents the share of a particular Lender or Lenders to whom prepayment is required to be made by the terms of this Agreement) shall be applied in prepayment of all the Loans pro rata between Facilities.

(b)	Any amount to be applied in voluntary prepayment of Loans will be applied in prepayment of all the Loans pro rata between Facilities.

(c)	Where there is a mandatory or involuntary prepayment of a Loan, the relevant Commitments will, at the same time, be permanently reduced by the amount prepaid.

7.13	Partial prepayment of Loans

(a)	Any partial prepayment of a Loan will be applied against the remaining Repayment Instalments pro rata (if the prepayment is voluntary) or in inverse order of maturity (if the prepayment is mandatory or involuntary) unless the prepayment is made under Clause 7.6 (Excess Cashflow), in which case the prepayment shall be applied against the remaining Repayment Instalments pro rata.

(b)	No amount of a Loan prepaid under this Agreement may subsequently be reborrowed.

7.14	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs which shall be paid on the date of prepayment.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Margin adjustments

(a)	The Company must supply to the Facility Agent a Margin Certificate within 90 days of the end of each annual Accounting Period and within 60 days of the end of each quarterly Accounting Period, beginning with the first annual or quarterly (as appropriate) Accounting Period ending on or after Hungarotel Closing.

(b)	A Margin Certificate must specify the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the four quarterly Accounting Periods ending on the most recent Accounting Date and be signed by two authorised signatories of the Company, one of whom must be the Chief Financial Officer of the Company.

(c)	Subject to paragraphs (d), (e), (f) (g) and (h) below, the Margin in respect of each Loan will be determined by reference to the table below and the information set out in the relevant Margin Certificate with effect from the commencement of each Term starting after the date of delivery of such Margin Certificate.

Column 1 Ratio of Consolidated Total Net Borrowings to Consolidated EBITDA	Column 2 Margin (per cent. per annum)
	A Facility and B Facility	C Facility
Greater than 3.0:1.0	2.75	2.75
Less than or equal to 3.0:1, greater than 2.5:1	2.50	2.75
Less than or equal to 2.5:1, greater than 2.0:1	2.25	2.75
Less than or equal to 2.0:1, greater than 1.5:1	1.85	2.75
Less than or equal to 1.5:1, greater than 1.0:1	1.40	2.75
Less than or equal to 1.0:1	1.00	2.75

(d)	No reduction in the Margin may take place in respect of any quarterly Accounting Period ending on or before the first anniversary of Hungarotel Closing (but for the avoidance of doubt, the Margin can increase during such period by reference to the table set out in paragraph (c) above and the information set out in the relevant Margin Certificate with effect from the commencement of each Term starting after the date of delivery of such Margin Certificate).

(e)	No more than two reductions in the Margin may take place in respect of any four consecutive quarterly Accounting Periods. If the applicable Margin in respect of a Loan decreases consequent on any Margin Certificate, the new rate shall be the highest rate for the relevant Facility set out in column 2 of the table in paragraph (c) above which is below the rate in effect on the date of delivery of that Margin Certificate.

(f)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Margin Certificate; or

(ii)	a Default (other than a Default referred to in paragraph (g) below) is outstanding,

the applicable Margin will be 3.75 per cent. in respect of a Loan under the C Facility or (in respect of a Loan under the A Facility or the B Facility) the lower of (A) the highest rate for the relevant Facility set out in column 2 of the table in paragraph (c) above and (B) one per cent. above the rate otherwise applicable at that time for that Facility or, if less, the maximum rate allowed under applicable law.

(g)	For so long as the Company is in default of any of its obligations under Clause 18.1(c) or 18.1(d) (Financial undertakings) of this Agreement (unless the breach is remedied on or before the day falling 20 Business Days after the date on which the breach occurred) the applicable Margin will be 4.75 per cent. in respect of a Loan under the C Facility or (in respect of a Loan under the A Facility or the B Facility) 2 per cent. above the rate otherwise applicable at that time for the relevant Facility set out in column 2 of the table in paragraph (c) above or, if less, the maximum rate allowed under applicable law.

(h)	If the applicable Margin has been reduced under this Subclause in reliance on a Margin Certificate and 10Q Document but the 10K Document for the period covered by the relevant Margin Certificate does not confirm the basis for the reduction, the reduction will be reversed with retrospective effect. The applicable Margin for the relevant Facilities will instead be that calculated by reference to the audited Accounts. If, in this event, any amount of interest has been paid by a Borrower on the basis of the relevant Margin Certificate, that Borrower must immediately pay to the Facility Agent any shortfall in that amount as compared to that which would have been paid to the Lenders if the applicable Margin for the relevant Facilities had been calculated by reference to the relevant audited Accounts.

(i)	Any moneys received or recovered as a result of an adjustment to the Margin pursuant to this Subclause shall be reimbursed on a pro rata basis amongst the Lenders participating in the relevant Loans under the relevant Facilities as at the date of such receipt or recovery.

8.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment. Any interest accruing under this Subclause shall be immediately payable by the relevant Obligor on demand.

(b)	Interest on an overdue amount is payable at a rate which is two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan having the same designation and in the same currency as the overdue amount. For this purpose, the Facility Agent (acting reasonably) may:

(i)	select successive Terms of any duration up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be two per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection - Loans

(a)	Each Loan has successive Terms.

(b)	A Borrower must select the first Term for a Loan in the relevant Request and each subsequent Term in a Selection Notice.

(c)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Company not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term.

(d)	Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(e)	If a Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(f)	Subject to the following provisions of this Clause, each Term for a Loan will be one, three or six months or any other period shorter than six months agreed by the Company and the Facility Agent or any other period agreed by the Company and the Lenders.

(g)	Until the date which is the earlier of six months after Hungarotel Closing and the Syndication Date, the duration of each Term shall be one month or such other period (not exceeding one month) so as to ensure that the Terms for all Loans then outstanding end on the same date or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

9.2	Coincidence with Repayment Instalment dates

(a)	A Borrower may select any Term of less than six months for a Loan to ensure that the aggregate amount of the Loans under a Facility with a Term ending on a date for repayment of a Repayment Instalment relating to that Facility is not less than such Repayment Instalment.

(b)	If a Borrower fails to make a selection in the circumstances envisaged in paragraph (a) above, the Facility Agent may before the Rate Fixing Day for the relevant Term shorten any Term for a Loan to achieve the same result.

9.3	No overrunning the Final Maturity Date

If a Term for any Loan would otherwise extend beyond the date for the payment of the last Repayment Instalment for that Loan, it will be shortened so that it ends on that date.

9.4	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, provided that no Term in excess of 6 months may be agreed by the Facility Agent without the prior agreement of all the Lenders.

9.5	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (Brussels time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	EURIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (Brussels time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 40 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant currency and Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost if any, applicable to that Lender’s participation in the Loan.

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Company, binding on all the Parties.

11.	TAXES

11.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in respect of the relevant Borrower in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender in respect of the relevant Borrower.

(e)	Paragraph (d) above will not apply if the Lender:

(i)	has ceased to be a Qualifying Lender in respect of the relevant Borrower by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)	is not or has ceased to be an Exempt Lender in respect of the relevant Borrower by reason of any act or omission of, or any circumstances connected with, that Borrower.

(f)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above if that Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	A Treaty Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

11.2	Tax indemnity

(a)	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Obligor under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.1 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 11.1 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.1 (Tax gross-up) applied.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

11.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.4	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.5	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the Tax.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred or suffered by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to the wilful breach by the relevant Finance Party or its Affiliate of any law or regulation.

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the event giving rise to, and the amount of, the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION AND CONDUCT OF BUSINESS

13.1	Mitigation

(a)	Each Finance Party shall, in consultation with and at the request of the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of the Finance Documents will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents must (unless otherwise expressly provided) be made to the Facility Agent for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt):

(i)	in the case of a payment to an Obligor, to its Proceeds Account; and

(ii)	in the case of a payment to Party other than an Obligor, to its account with such office or bank:

(A)	in the principal financial centre of the country of the relevant currency; or

(B)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the principal amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which the relevant Loan was drawn.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in the Base Currency.

14.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Facility Agent must apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties;

(ii)	second, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party due and punctual performance by each Obligor of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of such amount; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Obligor or on account of that Obligor’s liability under this Clause.

15.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and must immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purposes of any sale or other disposal of that Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document by any Finance Party.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

15.10	Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 226/H of the Companies Act 1997 (Act CXLIV) on Business Enterprises of Hungary.

15.11	U.S. Guarantor

(a)	In this Subclause fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

(b)	Terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(c)	The Company acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	subject to the limitations provided in subparagraph (d) below, those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by the Company and the transactions contemplated by the Finance Documents.

(d)	Any term or provision of this Subclause or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which the Company shall be liable hereunder shall in no event exceed an amount equal to the largest amount that would not render the Company’s obligations hereunder subject to avoidance under applicable fraudulent transfer laws.

(e)	The Company represents and warrants to each Finance Party that:

(i)	subject to the limitations provided in subparagraph (d) above, the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	subject to the limitations provided in subparagraph (d) above, it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(f)	Each representation and warranty in this Subclause:

(i)	is made by the Company on the date of this Agreement;

(ii)	is deemed to be repeated by the Company on the date of each Request and the first day of each Term; and

(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Save where otherwise provided, the representations and warranties set out in this Clause are made to each Finance Party by each Obligor.

16.2	Status

(a)	It is a limited liability company (in the case of Pantel Rt., any Subsidiary of Pantel Rt. or any Subsidiary of the Company) or a corporation (in the case of the Company), duly incorporated and validly existing (and, in the case of the Company, in good standing) under the laws of its jurisdiction of incorporation or (in the case of the Company), organisation.

(b)	It has the power to own its assets and carry on its business as it is being and will be conducted.

16.3	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 20.7 (Insolvency proceedings); or

(ii)	creditors’ process described in Clause 20.9 (Creditors’ process),

has been taken or, to the knowledge of any Obligor, threatened in relation to a member of the Group, and none of the circumstances described in Clause 20.6 (Insolvency) or 20.8 (United States Bankruptcy Laws) applies to a member of the Group.

(b)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

16.4	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, each of the Transaction Documents supplied under Clause 4 (Conditions Precedent) to which it is or will be a party and the transactions contemplated by those Transaction Documents.

16.5	Legal validity

Subject to the Reservations:

(a)	Each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective.

(c)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

16.6	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, each of the Transaction Documents supplied under Clause 4 (Conditions Precedent) to which it is or will be party do not and will not:

(a)	conflict with any law or regulation applicable to it;

(b)	conflict with its Constitutional Documents; or

(c)	conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has, or could reasonably be expected to have, a Material Adverse Effect.

16.7	No default

(a)	No Default is outstanding or could reasonably be expected to result from the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its assets to an extent or in a manner which has a Material Adverse Effect.

16.8	Authorisations

Except for registration where required of each Security Document in any statutory register, all authorisations required by it:

(a)	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been (or will on the date of Hungarotel Closing be) obtained or effected (as appropriate) and are (or will on the date of Hungarotel Closing be) in full force and effect; and

(b)	to carry on the business contemplated in the Corporate Structure Memorandum/Funds Flow Statement to be carried on by it have been obtained or effected (as appropriate) and are in full force and effect.

16.9	Pari passu ranking

Its obligations under the Finance Documents to which it is a party rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to companies generally in the place of its incorporation.

16.10	Financial statements

(a)	Its latest Accounts supplied under this Agreement (taken together with any Reconciliation Statement accompanying them):

(i)	have been prepared in accordance with the Accounting Principles consistently applied; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of operations for the Accounting Period for which they were drawn up.

In this Subclause, a reference to the latest Accounts supplied under this Agreement includes the Original Financial Statements if no equivalent Accounts have then been delivered under Clause 17.1 (Financial Statements).

(b)	The Business Plan, Annual Operating Budgets and forecasts supplied under this Agreement were arrived at after careful consideration, have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied and were not misleading in any material respect.

(c)	Since the date of the latest Accounts delivered to the Facility Agent there has been no material adverse change in the assets, business or financial condition of any Obligor or the Group (taken as a whole), the consequences of which would materially diminish the ability of any Obligor to meet its obligations under the Finance Documents, or materially diminish the ability of any Obligor to comply with its obligations under the Finance Documents.

16.11	Litigation

(a)	Except as disclosed in paragraph (b) below, no litigation, arbitration, expert determination, alternative dispute resolution, competition, regulatory or administrative proceedings are current or, to the best of its knowledge and belief, pending or threatened, which, if adversely determined, would have, or could reasonably be expected to have, a Material Adverse Effect.

(b)	The disclosures made against the representation in paragraph (a) above are:

(i)	Item 3 (Legal Proceedings) under the heading “Local Business Tax” of the 10K Document for the annual Accounting Period ended 31st December, 2003 and updated in the 10Q Documents included within the Original Financial Statements; and

(ii)	the letters of Clifford Chance LLP, Budapest referred to in paragraph D14 of Part 1 of Schedule 2 (Conditions precedent documents).

(c)	It has not breached any law or regulation which breach has, or could reasonably be expected to have, a Material Adverse Effect.

(d)	No labour disputes are current or, to its knowledge, threatened which have or could reasonably be expected to have a Material Adverse Effect.

16.12	Information Package and Reports

(a)	All expressions of opinion, expectation, intention or policy contained in the Information Package were made after careful consideration and were fair and reasonable as at the date at which they are stated to be given and can be properly supported.

(b)	All forecasts and projections contained in the Information Package were prepared on the basis of recent historical information and assumptions which were fair and reasonable at that date and were not misleading in any material respect.

(c)	All other information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(d)	The Information Package did not omit as at its date any information the omission of which would make the Information Package untrue or misleading in any material respect.

(e)	Nothing has occurred since the date of the Information Package which renders any of the material information, expressions of opinion or intention, projections or conclusions contained in the Information Package inaccurate or misleading (or in the case of expressions of opinion, conclusions or projections, other than fair and reasonable) in any material respect in the context of the Group and the transactions contemplated by the Finance Documents.

(f)	(i)

All material information provided to a Finance Party or to any person or firm which has prepared a Report and contained in or referred to in any Report by any Obligor in connection with the Group and/or Pantel Rt. and its Subsidiaries on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party or to any person or firm which has prepared a Report and contained in or referred to in any Report have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied and were not misleading in any material respect; and

	(ii	)	no Obligor has omitted to disclose any information which would make any of the information or projections referred to in sub-paragraph (i) above misleading in any material respect.

16.13	Intellectual Property Rights

It:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted at the date of this Agreement;

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain those Intellectual Property Rights;

(c)	none of those Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Intellectual Property Rights, in any material respect; and

(d)	does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has, or could reasonably be expected to have, a Material Adverse Effect.

16.14	Environment

(a)	It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Approvals; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have or could reasonably be expected to have a Material Adverse Effect. There are to its knowledge and belief no circumstances that may prevent or interfere with such compliance in the future.

(b)	Except as referred to on page 58, paragraph 12.5 of the Pantel Due Diligence Report there is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have, or could reasonably be expected to have, a Material Adverse Effect.

16.15	Corporate Structure Memorandum/Funds Flow Statement

(a)	The Corporate Structure Memorandum/Funds Flow Statement inter alia:

(i)	shows all members of the Group (and all minority interests held by any member of the Group), and contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group (including all minority interests in any member of the Group), as it will be immediately after Hungarotel Closing, Pantel Closing and HTCC Closing;

(ii)	shows all loans (the Base Currency Equivalent of which is €1,000,000 or more) between members of the Group as they will be immediately after Hungarotel Closing, Pantel Closing and HTCC Closing;

(iii)	sets out every material step to be taken at or before Hungarotel Closing for the purpose of achieving Hungarotel Closing;

(iv)	sets out every material step to be taken at or before Pantel Closing for the purpose of achieving Pantel Closing;

(v)	sets out every material step to be taken at or before HTCC Closing for the purpose of achieving HTCC Closing;

(vi)	shows all payments to and/or by members of the Group in connection with Hungarotel Closing, Pantel Closing and HTCC Closing;

(vii)	shows the flow of funds occurring on and immediately before and after Hungarotel Closing, Pantel Closing and HTCC Closing; and

(viii)	reflects all payments and discharges of indebtedness due to be made at or about Hungarotel Closing, Pantel Closing and HTCC Closing by any party to the Transaction Documents in connection with the transactions and matters contemplated thereby.

(b)	The Company is the legal and beneficial owner of at least 99 per cent. of the shares in, and controls, Hungarotel and all the shares in Hungarotel have been paid up and there are no rights establishing any benefit or right for any third party in relation to such shares.

16.16	Management Contracts

(a)	Other than pursuant to the Management Contracts, it has not entered into any management contract or any similar arrangement whereby a material part of its or any member of the Group’s assets, business or operations are managed by any other person.

(b)	It is managing its assets, business and operations with the degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced telecommunications operator engaged in the same type of business as the Group.

16.17	Assets

(a)	It is the sole legal and beneficial owner of the shares and other assets which it charges or purports to charge under any Security Document, except for dark fibre transactions entered into by Pantel Rt. which are permitted under Clause 21.4(b)(vii) (Disposals) of the Existing Pantel Credit Agreement.

(b)	It owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

16.18	Financial Indebtedness and Security Interests

(a)	No member of the Group has any Financial Indebtedness outstanding which is not permitted under Clause 19.7 (Financial Indebtedness).

(b)	Any payment under any Subordinated Finance Document (as defined in the Priority Agreement) which is permitted pursuant to the terms of this Agreement, is fully subordinated in right, payment and priority to payments of all amounts due from time to time under the Finance Documents in accordance with the Priority Agreement.

(c)	No Security Interest exists over the whole or any part of the assets of any member of the Group except for those permitted under Clause 19.5 (Negative pledge).

(d)	No option, pre-emption right or other arrangements subsist whereby any person has the right whether conditional or not to purchase, acquire, sell or otherwise dispose of any asset or interest.

(e)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

16.19	Insurance

(a)	There is no outstanding insured loss or liability incurred by it in an amount the Base Currency Equivalent of which is €500,000 or more which is not expected to be covered to the full extent of that loss or liability.

(b)	There has been no non-disclosure, misrepresentation or breach of any term of any Insurance which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

16.20	Security Documents

(a)	The Security Documents create legal and valid first (or second in the case of Security Documents entered into by Hungarotel on or before the date of Hungarotel Closing or by Novacom, Pantel Rt. or Pantel Technocom on or before the date of Pantel Closing) ranking priority Security Interests over all the assets intended to be secured thereunder and each Security Interest is legally binding and (subject to the Reservations) enforceable against the member of the Group over whose assets such Security Interest has been created.

(b)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

16.21	Bank Accounts

No Obligor owns or maintains any bank or similar account with any bank, financial institution or other person other than one permitted under Clause 19.23 (Accounts).

16.22	Documents

(a)	The documents delivered to the Facility Agent by or on behalf of any Obligor pursuant to Clause 4 (Conditions Precedent) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended.

(b)	The documents delivered to the Facility Agent under this Agreement by or on behalf of any Obligor after Hungarotel Closing, Pantel Closing and HTCC Closing are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or, if a copy, the original is up-to-date and in full force and effect) and have not been amended.

16.23	Taxes on payments

(a)	It is not materially overdue in the filing of any Tax returns.

(b)	No claims or investigations by any Tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, Tax.

(c)	For Tax purposes, it is resident only in the jurisdiction of its incorporation.

16.24	Stamp duties

Except for the fees and duties payable for the registration and notarisation of the Security Agreements (to the extent that registration or notarisation is specifically referred to in relation to that Security Document in Schedule 6 (Security Documents), no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document (other than fees and duties payable in relation to their enforcement in Hungary).

16.25	Dormant Subsidiaries

It has no Dormant Subsidiaries other than:

(a)	in the case of the Company, Pilistáv;

(b)	in the case of the Company and Novacom, Pantel Novi sad D.o.o.; and

(c)	any other member of the Group which is notified as such to the Facility Agent in accordance with Clause 17.7(h) (Information – miscellaneous).

16.26	Jurisdiction/governing law

(a)	Subject to the Reservations, its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement and the Priority Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Subject to the Reservations, any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation without re-examination on the merit.

16.27	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23rd September, 2001, (the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. Section 1956; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

holding company has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	It is not:

(i)	a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act; or

(iii)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940.

(c)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	It and, to the best of its knowledge, each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

16.28	Times for making representations and warranties

(a)	All the representations and warranties in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	All the representations and warranties in this Clause are deemed to be made by each Obligor on the date of Hungarotel Closing.

(c)	The representations and warranties in Clause 16.12(a) to (e) (Information Package and Reports) are made by each Obligor:

(i)	in relation to the Original Business Plan only, on the date of this Agreement; and

(ii)	in relation to the whole Information Package, on the date on which the Information Package is released to the Mandated Lead Arrangers for distribution in connection with syndication.

(d)	The representations and warranties in Clause 16.12(f) (Information Package and Reports) are made by each Obligor on the date on which the Information Package is released to the Mandated Lead Arrangers for distribution in connection with syndication.

(e)	The Repeating Representations are deemed to be made by each Obligor on the date of each Request, on each Utilisation Date and on the first day of each Term.

(f)	All the representatives and warranties in this Clause except for Clauses 16.12 (No Misleading Information) 16.15 (Corporate Structure Memorandum/Funds Flow Statement) and 16.22 (Documents) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(g)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	The Company must supply or ensure that there is supplied to the Facility Agent in sufficient copies for all the Lenders:

(i)	the latest 10K Document for each annual Accounting Period;

(ii)	the latest 10Q Document for each quarterly Accounting Period;

(iii)	the annual audited financial statements of Hungarotel for each annual Accounting Period;

(iv)	the annual audited consolidated financial statements of Novacom for each annual Accounting Period;

(v)	the annual audited unconsolidated financial statements of Novacom for each annual Accounting Period;

(vi)	(until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) the annual audited consolidated financial statements of Pantel Rt. for each annual Accounting Period;

(vii)	(until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) the annual audited unconsolidated financial statements of Pantel Rt. for each annual Accounting Period;

(viii)	the monthly unaudited consolidated financial statements of Pantel Rt. for the monthly Accounting Periods ending 31st October, 2004, 30th November, 2004, 31st December, 2004, 31st January, 2005 and 28th February, 2005; and

(ix)	the annual audited financial statements of Pantel Technocom for each annual Accounting Period.

(b)	All Accounts must be supplied as soon as they are available and:

(i)	in the case of the 10K Document, within 90 days (or if the Company successfully applies to the Securities Exchange Commission of the United States of America for an extension of the filing deadline, 105 days);

(ii)	in the case of the 10Q Document, within 60 days; and

(iii)	in the case of the audited Accounts of Hungarotel, Novacom, Pantel Rt. and Pantel Technocom, within 150 days,

in each case, of the end of the relevant Accounting Period.

(c)	The monthly unaudited consolidated financial statements of Pantel Rt. referred to in Clause 17.1(a)(viii) (Financial statements) must be supplied on or before 31st May, 2005.

17.2	Form and scope of financial statements

(a)	The Company must ensure that all Accounts supplied under this Agreement:

(i)	give (if audited) a true and fair view of, or (if unaudited) fairly present, the financial condition (consolidated if it has Subsidiaries) of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the Accounting Period then ended; and

(ii)	comprise at least a consolidated balance sheet, profit and loss account and cashflow statement for the Accounting Period then ended.

(b)	The Company must ensure that each set of Accounts is accompanied by:

(i)	a report of the Chief Financial Officer of the relevant Obligor explaining any material differences in the financial performance during the Accounting Period then ended and the Annual Operating Budget; and

(ii)	in the case of each set of Accounts for an annual Accounting Period, any letter addressed to the management of the relevant Obligor by its Auditors and accompanying those Accounts.

(c)	The Company must ensure that at least once during each annual Accounting Period, a report of the Chief Financial Officer of the Company is supplied to the Facility Agent explaining the material differences (if any) between the then current Annual Operating Budget and the Original Business Plan.

(d)	Each Obligor shall ensure that each set of its financial statements supplied under Clause 17.1 (Financial statements) is prepared using and in accordance with the Accounting Principles, in each case using accounting practices and financial reference periods consistent with those applied in the preparation of such Obligor’s Original Financial Statements unless, in relation to any set of financial statements, that Obligor notifies the Facility Agent in writing that there has been a change in the Accounting Principles, the accounting practices or reference periods and promptly supplies to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable to the Lenders to determine whether Clause 18 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements, together, a Reconciliation Statement.

(e)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements taken together with any applicable Reconciliation Statement.

(f)	The Company will ensure that, if requested by the Facility Agent, the Auditors confirm to the Finance Parties the accuracy of the information in any Reconciliation Statement.

17.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent with each set of its annual and quarterly Accounts:

(i)	a Compliance Certificate; and

(ii)	an Agreed Upon Procedures Report.

(b)	A Compliance Certificate must be signed by the Chief Financial Officer of each of the Obligors.

17.4	Operating Budget and Business Plan

(a)	The Company will deliver to the Facility Agent as soon as it is available and in any event not later than 31st March of the annual Accounting Period to which it relates, an Annual Operating Budget for the Group for that Accounting Period together with a Business Plan.

(b)	The Annual Operating Budget must be:

(i)	prepared in the same manner as and show the information provided for in the Original Annual Operating Budget;

(ii)	prepared on a basis consistent with the Accounting Principles as used in preparing the Original Financial Statements of the Company; and

(iii)	approved by the board of directors of the Company.

(c)	The Business Plan must be:

(i)	prepared in the same manner as, use substantially the same method of calculation as and show the information provided for in the Original Business Plan respectively;

(ii)	prepared on a basis consistent with the Accounting Principles as used in preparing the Original Financial Statements of the Company; and

(iii)	approved by the board of directors of the Company.

(d)	The Annual Operating Budget and the Business Plan must be accompanied by an output schedule demonstrating compliance by the Company with its financial covenants under Clause 18 (Financial covenants) until the Final Maturity Date

(e)	If the Company amends the Annual Operating Budget or the Business Plan referred to above, the Company shall within 14 days of the amendment being approved by the board of directors of the Company deliver to the Facility Agent, in sufficient copies for each of the Lenders, such amended Annual Operating Budget or Business Plan together with a written explanation of the main amendments (and the effect thereof) to that Annual Operating Budget or Business Plan, as the case may be.

17.5	Presentations

Once in every annual Accounting Period, at least two officers of the Company (one of whom must be the Chief Financial Officer of the Company) must, if requested to do so by the Facility Agent, give a presentation (on a date and at a venue agreed with the Facility Agent) to the Finance Parties as to:

(a)	the on-going business and financial performance of the Group; and

(b)	any other matter which a Finance Party may reasonably request.

17.6	Auditors

An Obligor may only replace its Auditors:

(a)	by PricewaterhouseCoopers, Deloitte & Touche or Ernst & Young; or

(b)	with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders) such approval not to be unreasonably withheld or delayed.

17.7	Information – miscellaneous

The Company must supply or ensure that there is supplied to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	at the same time as they are despatched to its shareholders, copies of all documents despatched by any Obligor to its shareholders generally (or any class of them) or despatched by any member of the Group to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, details of any litigation, arbitration, administrative, competition or regulatory proceedings which are current, threatened or pending and which have or, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	promptly on request, copies of any authorisation required under any law or regulation to enable an Obligor to perform its obligations under, or for the validity or enforceability of, any Finance Document or to carry on its business as it is being or will be conducted;

(d)	promptly on request, an up to date copy of its shareholders’ register (or the equivalent under the law of its jurisdiction of incorporation);

(e)	promptly upon receipt of the same, any material correspondence:

(i)	in connection with any Material Agreement; or

(ii)	in connection with any licence or other matter of a regulatory nature with the National Communications Authority;

(f)	promptly upon execution of the same, a copy of any Transaction Document together with any amendment or waiver thereto permitted pursuant to and in accordance with Clause 19.22 (Amendments to documents);

(g)	the amount of Net Debt Issue Proceeds and Net Public Offering Proceeds for each four financial quarters of the Company and the amount of Net Disposal Proceeds, Net Compensation Proceeds, Net Insurance Proceeds, Net Reports Proceeds and Excess Cashflow for each annual Accounting Period of the Company (all as set out in Schedule 7 (Form of Compliance Certificate) and without prejudice to its notification obligations under Clauses 7.3(a) (Net Debt Issue Proceeds) and 7.4(a) (Net Public Offering Proceeds));

(h)	details of any member of the Group which is or becomes a Dormant Subsidiary;

(i)	promptly on request, such further information regarding the financial condition, business, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Accounts, Business Plan, Annual Operating Budget or other material provided by any Obligor under this Agreement) as any Finance Party through the Facility Agent may reasonably request.

17.8	Notification of Default

(a)	Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.9	Year end

The Company must:

(a)	ensure that each of its annual Accounting Periods, and each annual Accounting Period of each other member of the Group, ends on the Accounting Date falling on 31st December;

(b)	ensure that the first annual Accounting Period falls on 31st December, 2004; and

(c)	ensure that each quarterly Accounting Period and each financial quarter of each member of the Group ends on an Accounting Date.

17.10	Syndication

The Company must ensure that each member of the Group:

(a)	provides all requested financial and other information and all reasonable assistance to the Global Coordinators in the preparation of the Information Package;

(b)	complies with all reasonable requests from the Global Coordinators and the Facility Agent (on behalf of potential lenders) for information and access to the Group’s operating sites; and

(c)	makes available senior management (including its Chief Executive Officer and Chief Financial Officer) to give presentations to prospective lenders at times and venues agreed by the Company and the Global Coordinators.

17.11	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Majority Lenders agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within five Business Days of request, any other Lender, if that Lender so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed due to technical failure;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

17.12	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any other Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent or the Security Agent supply to that Administrative Party any documentation or other evidence which is reasonably required by that Administrative Party to carry out and be satisfied with the results of all applicable know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Financial undertakings

The Company must ensure that:

(a)	Hungarotel Revenues: Hungarotel Revenues for any Test Period ending on an Accounting Date falling on or before 30th June, 2006 shall not be less than W, where W has the value indicated in the table below opposite that Accounting Date;

(b)	Novacom/Pantel Technocom Consolidated Revenues: Novacom/Pantel Technocom Consolidated Revenues for any Test Period ending on an Accounting Date falling on or before 30th June, 2006 shall not be less than X, where X has the value indicated in the table below opposite that Accounting Date;

(c)	Consolidated Cashflow to Consolidated Total Debt Service: Consolidated Cashflow for any Test Period ending on an Accounting Date falling on or after 1st July, 2005, shall not be less than Y times Consolidated Total Debt Service for such Test Period, where Y has the value indicated in the table below opposite that Accounting Date; and

(d)	Consolidated Total Net Borrowings to Consolidated EBITDA: Consolidated Total Net Borrowings as at any Accounting Date shall not be more than Z times Consolidated EBITDA for the Test Period ending on that Accounting Date, where Z has the value indicated in the table below opposite that Accounting Date.

This is the table referred to above in this Subclause.

Accounting Date	W	X	Y	Z
31st March, 2005 30th June, 2005 30th September, 2005 31st December, 2005 31st March, 2006 30th June, 2006 30th September, 2006 31st December, 2006 31st March, 2007 30th June, 2007 30th September, 2007 31st December, 2007 31st March, 2008 30th June, 2008 30th September, 2008 31st December, 2008 31st March, 2009 30th June, 2009 30th September, 2009 31st December, 2009 31st March, 2010 30th June, 2010 30th September, 2010 31st December, 2010 31st March, 2011 30th June, 2011 30th September, 2011 31st December, 2011	10,700,000 10,600,000 10,500,000 10,400,000 10,300,000 10,200,000	11,450,000 11,600,000 11,750,000 11,900,000 12,050,000 12,200,000	1.40 1.40 1.40 1.40 1.40 1.50 1.50 1.50 1.50 1.55 1.55 1.55 1.55 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80 1.80	3.30 3.30 3.30 2.95 2.95 2.95 2.95 2.40 2.40 2.40 2.40 1.70 1.70 1.70 1.70 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00

18.2	Financial Covenant Definitions

In this Agreement the following terms have the meanings set out below:

(a)	Consolidated Cashflow for any Test Period means Consolidated EBITDA for such period:

(i)	plus the amount of any rebate or credit in respect of any Tax on profits, gains or income actually received in cash by any member of the Group during such period;

(ii)	plus the amount (net of any applicable withholding tax) of any dividends or other profit distributions received in cash by any member of the Group during such period from any entity which is not itself a member of the Group;

(iii)	plus the net cash proceeds received by the Company in cash during that period for any issue of shares or subordinated loan stock by the Company after Hungarotel Closing;

(iv)	minus all Capital Expenditure actually paid or invoiced for payment by members of the Group during such period;

(v)	plus all Net Proceeds received during that period unless prepaid under Clause 7.5 (Mandatory prepayment – disposals and claims);

(vi)	plus all grant funding received during that period in respect of capital expenditure;

(vii)	minus the aggregate of all amounts paid in or towards making any Permitted Acquisition and the amount of any Joint Venture Investment made or falling due for payment in cash during that period;

(viii)	minus all amounts of Tax on profits, gains or income actually paid and/or which fell due for immediate payment during such period and minus the amount of any withholding tax withheld from any amount paid to any member of the Group;

(ix)	minus any increase or plus any decrease in Consolidated Net Working Capital between the Accounting Dates at the beginning and end of such Test Period (for these purposes, excluding any increase or decrease in Consolidated Net Working Capital attributable to any amount referred to in subparagraph (viii) above or subparagraph (xii) below);

(x)	minus the amount of all dividends or other distributions in respect of its shares or other ownership interests paid by any member of the Group in that period to any person who is not a member of the Group;

(xi)	plus all Cash and Cash Equivalent held by Obligors under Clause 19.23(a)(i), (ii) or (iii) (Accounts) at the beginning of such Test Period (but excluding any amount held in any Debt Service Reserve Account);

(xii)	plus any positive and minus any negative extraordinary items received or which are paid or received or fall due for payment or receipt by any member of the Group in cash during such period.

(b)	Consolidated EBITDA for any Test Period means the income from operations of the Group for such period:

(i)	after adding back any depreciation or amortisation whatsoever; and

(ii)	after deducting all non-cash credits and after adding back all non-cash debits and other non-cash charges included in operating expenses for that period;

(c)	Consolidated Net Working Capital as at any Accounting Date means Consolidated Current Assets minus Consolidated Current Liabilities, all as at such Accounting Date. For this purpose:

(i)	Consolidated Current Assets as at any Accounting Date means all of the current assets (other than Cash and Cash Equivalents, any credit receivable for Tax on profits, gains or income suffered, Interest receivable and repayments of Financial Indebtedness (within paragraph (a) and/or (c) of the definition of that term in Clause 1.1 (Definitions)) receivable) of the Group as at such Accounting Date;

(ii)	Consolidated Current Liabilities as at any Accounting Date means all of the current liabilities (excluding any Financial Indebtedness within paragraphs (a), (b), (c), (d), (e), (f), (h), (i), (j) and/or (k) of the definition of that term in Clause 1.1 (Definitions) (unless consisting of a liability in relation to items falling within paragraph (g) of that definition) and any accrued or unpaid Interest and any liabilities in respect of Tax on profits, gains or income and dividends, redemptions and other distributions payable to shareholders of the Company (whether or not declared)) of the Group as at such Accounting Date.

(d)	Consolidated Total Debt Service for the Group for any Test Period means Consolidated Total Net Interest Paid for that period plus all Financial Indebtedness of members of the Group scheduled to be repaid during that period.

(e)	Consolidated Total Net Interest Paid for the Group for any Test Period means the Interest paid during such period minus Interest income received during the period by any member of the Group but taking into account any net payment or net receipt under any of the Hedging Documents.

(f)	Consolidated Total Net Borrowings in respect of the Group at any time means the aggregate at that time of the Financial Indebtedness of the members of the Group from sources external to the Group (including the Existing Loan Notes):

(i)	less the aggregate amount at that time of all Cash and Cash Equivalents held by Obligors under Clause 19.23(a)(i), (ii) or (iii) (Accounts); and

(ii)	plus Consolidated Current Liabilities in excess of HUF 15,000,000,000.

(g)	Hungarotel Revenues for any Test Period means the gross revenues of Hungarotel less the interconnect costs of Hungarotel used in the preparation of the 10Q Accounts or the 10K Accounts supplied for that period.

(h)	Novacom/Pantel Technocom Consolidated Revenues for any Test Period means the consolidated gross revenues of Novacom (less the consolidated interconnect costs of Novacom used in the preparation of the 10Q Accounts or the 10K Accounts supplied for that period) combined with the gross revenues of Pantel Technocom (less the interconnect costs of Pantel Technocom used in the preparation of the 10Q Accounts or the 10K Accounts supplied for that period).

(i)	Test Period means each period comprising an annual Accounting Period of the Group and each period comprising four consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on an Accounting Date specified in the table in Clause 18.1 (Financial undertakings).

18.3	Basis of Calculations

(a)	All the terms defined in Clause 18.2 (Financial Covenant Definitions) are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Accounting Principles.

(b)	The financial covenants in Clause 18.1 (Financial undertakings) shall apply as of the Accounting Date at the end of each Test Period and compliance (or otherwise) shall be derived from:

(i)	the consolidated Accounts of the Company for the relevant Test Periods;

(ii)	(in the case of the calculation of Hungarotel Revenues and Novacom/Pantel Technocom Consolidated Revenues) the documents used in the preparation of the Accounts referred to in paragraph (i) above;

(iii)	(in the case of any Test Period ending on or before 31st December, 2005) the consolidated monthly management accounts of Pantel Rt. for the relevant period;

(iv)	any applicable Reconciliation Statement supplied in relation to the Accounts referred to in paragraph (i) above under Clause 17.1 (Financial statements); and

(v)	any Compliance Certificate and auditors’ report supplied in relation to the Accounts referred to in paragraph (i) above under Clause 17.3 (Compliance Certificate).

(c)	No item shall be deducted or credited more than once in any calculation.

(d)	Where an amount in the Accounts is not denominated in the Base Currency, it shall be converted into the Base Currency at the rates specified in the Agreed Upon Procedures Report except that the Hungarotel Revenues and Novacom/Pantel Technocom Consolidated Revenues shall continue to be denominated in HUF.

19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member or members of the Group, each Obligor must ensure that any member of the Group which is its Subsidiary also performs that covenant. The covenants in this Clause shall remain in full force and effect from the date of this Agreement until the Secured Debt Discharge Date (as defined in the Priority Agreement).

19.2	Authorisations

(a)	Each member of the Group must promptly obtain, maintain and comply with the terms of any authorisation required to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transactions contemplated by it.

(b)	Subject to paragraph (d), each member of the Group must obtain, maintain and comply with the terms of any authorisation required to enable it to carry on its business where failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(c)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

(d)	The reallocation of identifiers and frequencies in accordance with the Communications Authority Letter shall not be prohibited under paragraph (b) above.

19.3	Compliance with laws

(a)	Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(b)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation.

19.5	Negative pledge

(a)	Except as provided in paragraph (b) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest created or evidenced by the Finance Documents or the VAT Finance Documents;

(ii)	any Security Interest (existing as at the date of this Agreement) over assets of any member of the Group securing Financial Indebtedness under the Existing Hungarotel Credit Agreement or the Existing Pantel Credit Agreement, provided that such Security Interest is irrevocably released and discharged on or simultaneously with Hungarotel Closing or Pantel Closing, as the case may be;

(iii)	any lien arising by operation of law or any lien or retention of title arrangement arising by agreement to substantially the same effect and in the ordinary course of business and not as a result of any default or omission by any member of the Group and which is discharged within 90 days of its creation;

(iv)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, provided that:

(A)	such arrangement does not permit credit balances of Obligors to be netted with debit balances of Non-Obligors; and

(B)	such arrangement does not give rise to other Security Interests over the assets of Obligors in support of the liabilities of Non-Obligors;

(v)	any Security Interest on an asset acquired by a member of the Group after the date of Hungarotel Closing under any Permitted Acquisition or on an asset (as at the date of a person’s acquisition by a member of the Group under any Permitted Acquisition) of that person, but only if:

(A)	the Security Interest is discharged within the period of three months from the date of acquisition;

(B)	the Security Interest was not created in contemplation of that acquisition; and

(C)	the principal amount secured by that Security Interest is permitted under Clause 19.7(b)(iii) (Financial Indebtedness) and (in any case) has not been incurred or increased or its maturity date extended in contemplation of, or since, that acquisition;

(vi)	any netting of payments under permitted Treasury Transactions;

(vii)	any Security Interest expressly permitted in writing by the Majority Lenders (provided that the amount secured by that Security Interest is not increased above the permitted amount); and

(viii)	any Security Interest (not being over any asset subject to any Security Interest under the Security Documents and not being over any asset of any Obligor) securing that member of the Group’s own indebtedness the Base Currency Equivalent of which (when taken together with any other indebtedness which has the benefit of a Security Interest not permitted under the preceding sub-paragraphs) does not exceed 5% of the total consolidated assets of the Company as set out in its most recent financial statements at any time.

(c)	No member of the Group may:

(i)	dispose of any of its assets on terms where it is or may be or may be required to be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.6	Disposals

(a)	Except as provided in paragraph (b) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	of assets which are certified by an officer or director of the relevant Obligor as being obsolete or redundant, on arm’s length terms and (unless the relevant officer or director certifies that the assets are of no value) for cash;

(ii)	of assets (other than shares, businesses, real property or intellectual property) in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of Cash Equivalents:

(A)	for cash; or

(B)	in exchange for other Cash Equivalents;

(iv)	as a result of the enforcement of a Security Interest permitted under Clause 19.5(b) (Negative pledge);

(v)	required under Clause 19.35 (Pantel Closing); or

(vi)	for cash on arm’s length terms where the Base Currency Equivalent of the higher of the market value and consideration receivable (when taken together with the higher of the market value and consideration receivable for any other disposal not allowed under the preceding sub-paragraphs) does not exceed €5,000,000 in any annual Accounting Period of the Company.

(c)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.7	Financial Indebtedness

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness or enter into any off-balance sheet financing arrangement.

(b)	Paragraph (a) does not apply to:

(i)	Financial Indebtedness incurred under:

(A)	(until Hungarotel Closing) the Existing Hungarotel Credit Agreement;

(B)	(until Pantel Closing) the Existing Pantel Credit Agreement; or

(C)	the Finance Documents, the Shareholder Documents or the VAT Finance Documents as in force at the date of this Agreement;

(ii)	Financial Indebtedness of any internet service provider which is permitted under Clause 19.10(c)(iii) (Acquisitions);

(iii)	any Financial Indebtedness permitted under Clause 19.13 (Treasury Transactions) Clause 19.12 (Third party guarantees) or Clause 19.14 (Loans out); or

(iv)	any Financial Indebtedness of any member or members of the Group not otherwise permitted by this paragraph (b) the Base Currency Equivalent of which in aggregate (when taken together with the amount of any other indebtedness which has the benefit of a Security Interest permitted under Clause 19.5(b)(viii) (Negative pledge)) does not exceed €10,000,000 at any time.

(c)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.8	Change of business

(a)	Except as otherwise provided in paragraph (b) below, each Obligor must ensure that no substantial change is made to the general nature or scope of the business of any Obligor, member of the Group or of the Group (taken as a whole) from that contemplated in the Original Business Plan.

(b)	Paragraph (a) does not apply to:

(i)	any person acquired under a Permitted Acquisition if that person is carrying on the business of an internet service provider; or

(ii)	any activity other than an activity referred to in (b)(i) above provided that no such change will be permitted unless and until the Company has demonstrated to the satisfaction of the Facility Agent that:

(A)	no Event of Default will result from the activity or business; and

(B)	the Company provides to the Lenders a revised Business Plan showing that the new activities does not have or could not reasonably be expected to have a material adverse impact on the financial performance of any Obligor either as regards capital expenditure, its EBITDA or assets.

19.9	Mergers

No member of the Group may enter into any amalgamation, demerger, merger, consolidation or reconstruction other than a Permitted Reorganisation.

19.10	Acquisitions

(a)	Except as provided in paragraph (b) below, no member of the Group may acquire or subscribe for shares or other ownership interests in or securities of any company or other person or acquire any business or incorporate any company.

(b)	Paragraph (a) does not apply to:

(i)	the acquisition of Cash or Cash Equivalents;

(ii)	any Permitted Acquisition;

(iii)	any Permitted Reorganisation; or

(iv)	any acquisition required under Clause 19.35 (Pantel Closing).

(c)	A Permitted Acquisition for the purpose of paragraph (b) above is any acquisition made by any Obligor of all of the shares in any internet service provider which is a limited liability company where:

(i)	the acquired company is incorporated or established in, and whose principal business is carried out in, Hungary;

(ii)	the acquired company and each Subsidiary of it carries on the business of internet service provider;

(iii)	any Financial Indebtedness remaining in the acquired company or any Subsidiary of it at the date of acquisition:

(A)	is without recourse to the Obligors; and

(B)	will not cause an increase in the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA;

(iv)	the acquisition:

(A)	involves no cash consideration; or

(B)	involves a consideration (including associated costs and expenses) the Base Currency Equivalent of which does not exceed an amount equal to the aggregate of any net cash proceeds of any subscription by the Shareholders for shares in the Company received by it after Hungarotel Closing;

(v)	no Default has occurred and is continuing at the time of or will result from the acquisition;

(vi)	the acquired company (and each of its Subsidiaries) does not have any material contingent off-balance sheet liabilities, or material contingent environmental, litigation or tax liabilities; and

(vii)	to the extent lawful, security is given over the shares of that company and its assets or the assets of that business upon or immediately following their acquisition in favour of (and in form and substance satisfactory to) the Security Agent (or as otherwise provided in this Agreement) for the Lenders by the relevant member of the Group.

(d)	(i)

The Company must deliver to the Facility Agent no later than 10 Business Days before legally committing to make such acquisition a certificate signed by two directors of the Company (one of whom must be the Chief Financial Officer of the Company) to which must be attached a copy of the latest audited accounts (or if not available management accounts) of the target company or business.

	(ii)	Such certificate must:

(A)	demonstrate to the reasonable satisfaction of the Lenders that the acquired company (and each of its Subsidiaries) generates and will generate positive free cash flows and will not necessitate funding by any Obligor;

(B)	give calculations showing in reasonable detail that the Company would have remained in compliance with its obligations under Clause 18 (Financial Covenants) if the covenant tests were recalculated for the Test Period ending on the most recent Accounting Date consolidating the accounts of the target company (consolidated if it has Subsidiaries) or business with the Accounts of the Company for such period on a proforma basis and as if the consideration for such proposed acquisition had been paid at the start of such Test Period; and

(C)	attach a revised Annual Operating Budget for the next 12 months showing that the Company will comply with its obligations under Clause 18 (Financial Covenants) for the next 12 months.

19.11	Environmental matters

(a)	Each member of the Group must ensure that:

(i)	it is, and has been, in compliance with all Environmental Laws and Environmental Approvals applicable to it, where failure to do so has a Material Adverse Effect;

(ii)	it obtains all requisite Environmental Approvals where failure to obtain would have a Material Adverse Effect; and

(iii)	it implements procedures to monitor compliance with and to prevent liability under any Environmental Law.

(b)	Each Obligor must promptly upon becoming aware of the same notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, could be reasonably expected to have a Material Adverse Effect.

(c)	The Company agrees to indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party’s own negligence or wilful default) which arises in connection with an Environmental Claim which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party. Any Indemnified Party may rely on this paragraph and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

19.12	Third party guarantees

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or allow to be outstanding any guarantee by such member of the Group or any of its Subsidiaries in respect of any person.

(b)	Paragraph (a) does not apply to:

(i)	any guarantee arising under the Transaction Documents;

(ii)	any guarantee comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of that member of the Group or of other members of the Group with that Approved Bank, provided that such arrangement does not permit credit balances of Obligors to be netted with debit balances of Non-Obligors;

(iii)	the endorsement of negotiable instruments in the ordinary course of trade;

(iv)	performance bonds guaranteeing performance by an Obligor (not being the Company) under any contract (not being in respect of Financial Indebtedness) entered into in the ordinary course of trade;

(v)	guarantees by other Obligors in respect of the Financial Indebtedness of Obligors (not being the Company) where such Financial Indebtedness is permitted by the terms of this Agreement; or

(vi)	guarantees (not being in respect of any obligation or liability of the Company) not otherwise allowed under the preceding sub-paragraphs under which the Base Currency Equivalent of the aggregate liability (actual or contingent) of members of the Group (when taken together with the amount of any Financial Indebtedness permitted under Clause 19.14(b)(vi) (Loans out)) does not exceed €3,000,000.

(c)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.13	Treasury Transactions

(a)	No member of the Group may enter into any Treasury Transaction, other than:

(i)	the hedging transactions entered into by the Borrowers contemplated by the Hedging Letter and documented by the Hedging Documents; and

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business but not for speculative purposes.

(b)	The Company must ensure that all currency and interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Documents) as permitted by the Priority Agreement.

(c)	The Company must ensure that any party to a Hedging Document or treasury transaction becomes a party to the Priority Agreement within five Business Days in entering into such document.

19.14	Loans out

(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	loans made by one Obligor to another Obligor (not being the Company) or made by a Non-Obligor to another member of the Group;

(iii)	loans contemplated by the Corporate Structure Memorandum/Funds Flow Statement;

(iv)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed HUF 75,000,000 (or its equivalent) at any time;

(v)	the loan agreement between Pantel Rt. as lender and Freestart Kft. as borrower dated on or about June 2002 as amended on 30th April, 2003 in an aggregate principal amount of HUF 196,000,000 maturing 2006; or

(vi)	Financial Indebtedness not otherwise allowed under the preceding sub-paragraphs the Base Currency Equivalent of which (when taken together with the aggregate actual or contingent liability under any guarantees permitted under Clause 19.12(c)(vi) (Third party guarantees)) does not exceed €3,000,000.

(c)	Any loan made between members of the Group must be on terms that:

(i)	the creditor of that loan (if an Obligor) shall grant security over its rights in respect of that loan in favour of the Lenders on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and in accordance with Clause 19.29 (Security);

(ii)	each of the creditor and the debtor of that loan shall be an Obligor under and as defined in the Priority Agreement; and

(iii)	the creditor in respect of that loan may not take any action to cause that loan (or any related interest, fees or other amounts) to become due or to be paid:

(A)	in breach of the terms of the Priority Agreement; or

(B)	if not already prohibited by paragraph (A), unless the other member of the Group has sufficient readily available cash to pay the sum which is due or demanded.

(d)	A reference in this Subclause to a member of the Group includes (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. and its Subsidiaries.

19.15	Share capital

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

(ii)	issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return prior to the Secured Debt Discharge Date; or

(iii)	issue any shares or share capital (or any instrument convertible into shares or share capital) to any person other than its Holding Company.

(b)	Paragraph (a) does not apply to:

(i)	any transaction expressly allowed under the Finance Documents;

(ii)	the issue of shares for cash by the Company to its shareholders where such shares are of the same class and on the same terms as those initially issued by the Company;

(iii)	the issue of shares by a member of the Group to another member of the Group which is a shareholder in it prior to that issue where, if any shares in the company issuing such shares are the subject of a Security Interest pursuant to the Security Documents, such shares become the subject of an equivalent Security Interest in favour of the Finance Parties on the same terms; or

(iv)	the issue of shares by the Company under any management incentive or employee stock option plan approved by the shareholders of the Company and referred to in any 10K Document supplied under Clause 17.1 (Financial statements).

19.16	Dividends

(a)	Except as expressly permitted under the Priority Agreement, no member of the Group may:

(i)	declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)	repay or distribute any share premium account; or

(iii)	pay or allows any member of the Group to pay any management, advisory or other fee to or to the order of the Company or the shareholders of the Company (or any of their respective Affiliates which is not a member of the Group).

19.17	Shareholder Debt

Except as expressly permitted under the Priority Agreement, no member of the Group will:

(a)	pay, repay or prepay any amount of principal, interest, fee, premium or other charge outstanding under any Shareholder Document; or

(b)	purchase, redeem, defease or discharge or provide any guarantee or security for or sub-participation in any Shareholder Document or any amount outstanding under any Shareholder Document.

19.18	Intellectual property rights

(a)	Except as provided below, each member of the Group must:

(i)	make any registration and pay any fee or other amount which is necessary to retain and protect the Intellectual Property Rights which are material to the business of a member of the Group;

(ii)	record its interest in those Intellectual Property Rights to the extent that those Intellectual Property Rights are recordable;

(iii)	take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights;

(iv)	not use or permit any such Intellectual Property Right to be used in a way which may, or take or omit to take any action which may, adversely affect the existence or value of such Intellectual Property Right; and

(v)	not grant any licence in respect of those Intellectual Property Rights.

(b)	Paragraph (a)(v) above does not apply to:

(i)	licence arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)	licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

19.19	Insurances

(a)	In this Subclause:

prudent owner means a prudent owner and operator of any business, and of assets of a type and size, similar in all cases to those owned and operated by the relevant member of the Group in a similar location.

(b)	(i)	Each member of the Group must ensure that its Insurances insure it for its insurable interest in respect of all risks:

(A)	which are required to be insured against under any applicable law or regulation; or

(B)	which are insured against on the date of Hungarotel Closing or (if the relevant asset is acquired on the date of Pantel Closing) at Pantel Closing.

(ii)	Each member of the Group must ensure that the Insurances are with an insurance company or underwriter which is of international standing and is not a captive insurer which is a member of the Group.

(iii)	Each member of the Group must ensure that its Insurances:

(A)	insure every tangible asset for its full replacement value; and

(B)	in the case of any other asset or risk, provide cover up to a limit which a prudent owner would buy.

For this purpose, replacement value means the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs.

(iv)	Without prejudice to any other terms of this Clause, each member of the Group must ensure the terms of its Insurances are no less favourable than those which are in place on the date of Hungarotel Closing and subject to no greater excess, deductible or retention than those in place on the date of Hungarotel Closing.

(c)	Each member of the Group must ensure that its Insurances comply with the following requirements:

(i)	each member of the Group must be insured for its own insurable interest, and separately from any other insured party, on a basis that:

(A)	any non-disclosure, misrepresentation or breach by or on behalf of any one insured party will not prejudice the cover of any other insured party; and

(B)	insurers waive any right of subrogation against any member of the Group or any Finance Party;

(ii)	each member of the Group must be entitled to claim directly for any insured loss suffered by it;

(iii)	the insurers must give at least 30 days’ notice to the Facility Agent if any insurer proposes to repudiate, rescind or cancel any Insurance or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of that member of the Group;

(iv)	each member of the Group must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security Agent as agent and trustee for the Finance Parties; and

(v)	no limits of cover purchased under any Insurance are to be capable of being eroded below the limits which a prudent owner would maintain by reason of claims from persons who are not members of the Group.

(d)	Each member of the Group must:

(i)	promptly pay (or procure payment of) all premiums and do anything which is necessary to keep each of its Insurances in full force and effect; and

(ii)	not do or allow anything to be done which may (and promptly notify the Facility Agent of any event or circumstance which does or is reasonably likely to) entitle any insurer of any of its Insurances to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of that member of the Group.

(e)	Each member of the Group must:

(i)	promptly notify the Facility Agent of any event or occurrence giving rise to any aggregate loss or liability in excess of €1,000,000 in respect of which any member of the Group is entitled to make one or more claim under any Insurance;

(ii)	keep the Facility Agent advised of the progress of the claim(s); and

(iii)	not compromise or settle any claim for less than the amount claimed without the prior consent of the Facility Agent where the aggregate loss or liability in respect of the event or occurrence concerned is more than twice the amount referred to in sub-paragraph (i) above.

(f)	If any member of the Group fails to maintain any contract of insurance which it is required to maintain under this Agreement, that member of the Group will allow the Facility Agent to purchase the requisite insurance on its behalf if the Facility Agent so elects. That member of the Group must immediately on request by the Facility Agent pay the costs and expenses of the Facility Agent or any of its agents incurred in the purchase of that insurance.

(g)	No member of the Group shall breach any provision of this Subclause if a reputable insurance broker certifies to the Finance Parties that:

(i)	the contract of insurance otherwise required to be entered into or maintained by it under this Subclause is not available on reasonable commercial terms owing to a want of capacity in the international insurance market; or

(ii)	the premium in respect of that contract of insurance is unreasonable having regard to the risks being covered and the interests of the Finance Parties in the insured asset.

19.20	Holding Company

The Company must not carry on any business or own any assets, other than:

(a)	the ownership of shares of Hungarotel, Novacom, Pantel Technocom and Pilistáv;

(b)	the ownership of Cash or Cash Equivalents and the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a Holding Company to its Subsidiaries;

(c)	incurring Financial Indebtedness provided that the same is permitted by the Finance Documents; or

(d)	rights arising under the Transaction Documents.

19.21	Arm’s-length terms

No member of the Group may enter into any material transaction with any person otherwise than on arm’s-length terms, save for:

(a)	loans between members of the Group; or

(b)	other transactions between members of the Group,

which are permitted by other terms of this Agreement provided that the terms of those loans or transactions do not result in a transfer of value from an Obligor to a Non-Obligor.

19.22	Amendments to documents

(a)	Except as provided in Clause 11 (Amendments) of the Priority Agreement, no member of the Group may:

(i)	amend its Constitutional Documents;

(ii)	(unless that agreement is expressly permitted under the other terms of this Agreement) enter into any agreement with any shareholders in the Company or any of their Affiliates which is not a member of the Group; or

(iii)	amend or waive any term of the Transaction Documents (excluding the Business Transfer Agreement and the Outsourcing Agreement) or any of the other documents delivered to the Facility Agent pursuant to Clause 4.1 (Conditions precedent documents),

(if prior to Hungarotel Closing) without the prior written consent of the Original Lenders or (thereafter) in a manner or to an extent which is reasonably likely to give rise to a Material Adverse Effect.

(b)	The Company must promptly supply to the Facility Agent a copy of any amendment to or waiver of any of the documents, or any agreement with any shareholder in the Company (or any of their Affiliates), in any case referred to in paragraph (a) above.

19.23	Accounts

(a)	No member of the Group may open or maintain any account or enter into any banking relationship with any branch of any bank or other financial institution providing similar services other than:

(i)	accounts held at the date of Hungarotel Closing and disclosed in writing to the Facility Agent in reasonable detail, but only for the period of 180 days from the date of Hungarotel Closing;

(ii)	accounts held at the date of Pantel Closing and disclosed in writing to the Facility Agent in reasonable detail, but only for the period of 180 days from the date of Pantel Closing;

(iii)	accounts opened under Schedule 9 (Accounts);

(iv)	any account maintained with an Approved Bank;

(v)	any account of the Company maintained in the United States of America, but only if the aggregate of all amounts held in such accounts does not exceed US Dollars 2,000,000;

(vi)	any account of a member of the Group which is not incorporated in and does not carry on business in Hungary or the United States of America subject to compliance at all times with the terms of Clause 19.32(a) (Surplus Cash); and

(vii)	the VAT Account (as defined in the VAT Facility Agreement).

(b)	Each of Hungarotel and Novacom must ensure that its Debt Service Reserve Account is fully funded on or before Hungarotel Closing and Pantel Closing respectively.

19.24	Access

(a)	Upon reasonable notice being given by the Facility Agent, each member of the Group must allow any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent (at the Company’s risk and expense) to have access during normal business hours to the premises, assets, books and records of that member of the Group.

(b)	The Facility Agent may not give notice under paragraph (a) above more than once every financial year unless it believes that a Default is outstanding or may have occurred or may occur.

19.25	Pensions

(a)	Each member of the Group must be in compliance with all laws and contracts relating to any of its pension schemes.

(b)	The Company shall ensure that no member of the Group establishes any defined benefit occupational pension scheme.

19.26	Taxes

(a)	Each member of the Group must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes does not and cannot reasonably be expected to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

19.27	Joint Ventures

(a)	No member of the Group may:

(i)	enter into, invest in, acquire any interest in, transfer any asset to, lend to, be the creditor of any Financial Indebtedness of or give any guarantee in respect of the obligations of any Joint Venture; or

(ii)	trade with or sell to or acquire assets or services from any Joint Venture otherwise than on arm’s length terms.

(b)	Paragraph (a) shall not apply to a Joint Venture between two or more Obligors if participation in that Joint Venture by each such Obligor would not otherwise breach the terms of this Agreement.

19.28	Guarantees

(a)	The Company must ensure that each of the Subsidiaries of Novacom which owns at any time assets having an aggregate value the Base Currency Equivalent of which is €1,000,000 or more promptly becomes an Additional Guarantor in accordance with the terms of Clause 28.6 (Additional Obligors).

(b)	The Company must ensure that each Additional Borrower will become an Additional Guarantor at or before the time it becomes an Additional Borrower.

19.29	Security

(a)	Each Obligor shall ensure that the persons identified in Schedule 6 (Security) will execute and deliver to the Security Agent the intended Security Documents identified against their name in that Schedule at or before the time provided for in that Schedule.

(b)	Each Obligor must, on acquiring any asset or establishing any blocked account which:

(i)	would not be immediately and effectively charged by the then existing Security Documents: and

(ii)	(A)	is of a type which is charged by the then existing Security Documents; or

(B)	is otherwise material to the business of that Obligor,

executes and delivers to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require and in form and substance satisfactory to them.

(c)	Each Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form as the Majority Lenders shall require creating an effective first ranking fixed Security Interest over the shares in any entity which becomes an Obligor after Pantel Closing.

(d)	The Obligors must perform their obligations under paragraphs (b) and (c) above unless they demonstrate to the reasonable satisfaction of the Facility Agent that it is unlawful for the relevant person to execute and deliver such Security Documents and that person executing and delivering such Security Documents would result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount secured. The Majority Lenders may (but shall not be obliged to) agree to such a limit if, in the opinion of the Majority Lenders, to do so might avoid the relevant unlawfulness or personal liability.

(e)	Each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)	for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)	if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient.

(f)	On each date that a Security Document is entered into after Pantel Closing, each Obligor shall procure that the documents listed in Part 4 of Schedule 2 (Conditions precedent documents) in respect of the Obligor entering into such Security Document are delivered to the Facility Agent.

19.30	Material Agreements

(a)	No Obligor shall, without the prior written consent of the Facility Agent (acting reasonably), enter into any material agreement(s) and material contract(s) which is entered into on business terms that are worse than at arm’s-length and/or which has or could reasonably be expected to have a Material Adverse Effect.

(b)	Subject to paragraph (c) below but without prejudice to Clause 19.35 (Pantel Closing), each Obligor will take all best efforts to maintain in full force and effect and to comply in all material respects with each of the Material Agreements to which it is a party.

(c)	Any Concession Contract may be terminated provided that such termination does not result from any default or breach by any member of the Group.

19.31	Related party transactions

No Obligor shall, without the prior written consent of the Facility Agent, acting on the instructions of the Majority Lenders, make any payment to any member of the Group or Affiliate except as permitted by and made in accordance with the Priority Agreement.

19.32	Surplus Cash

(a)	Subject to paragraph (b) below, each Obligor will procure that none of its Subsidiaries which is a Non-Obligor will, at any time hold Cash or Cash Equivalent Investments greater than €500,000 (the amount of such excess being the Cash Balance) and any such Cash Balance shall be lent by that Non-Obligor to an Obligor which is its Holding Company.

(b)	No Obligor shall be obliged at any time to procure that a Subsidiary lends any Cash Balance under paragraph (a):

(i)	at a time when to do so would cause the Obligor or the Subsidiary to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date; or

(ii)	if to do so would be unlawful or result in personal liability for that Subsidiary’s directors or other management.

19.33	Centre of Main Interests

No Obligor will cause or allow its registered office or Centre of Main Interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation.

19.34	United States laws

(a)	In this Subclause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(i)	maintained by any Obligor or any ERISA Affiliate; or

(ii)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Reportable Event means:

(i)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(ii)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

(c)	No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United States Securities Exchange Act of 1934.

(d)	Each Obligor must promptly upon (but in no event later than fifteen (15) days after) becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in a termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(e)	No Obligor or any of its ERISA Affiliates may establish any Plan subject to Title IV of ERISA or become obligated to make any payment or contribution with respect to any such Plan.

(f)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

19.35	Pantel Closing

The Company will ensure that:

(a)	a copy of any amendment to or waiver of the Business Transfer Agreement and the Outsourcing Agreement is promptly supplied to the Facility Agent;

(b)	the Business Transfer Agreement and the Outsourcing Agreement are not amended except:

(i)	with the consent of the Majority Lenders; or

(ii)	in a manner or to a extent which is reasonably likely to improve:

(A)	the business, operations or condition (financial or otherwise) of the Group taken as a whole;

(B)	the ability of an Obligor to perform its payment obligations under any of the Finance Documents, its obligations under Clause 19.1 (Financial covenants) or any other material obligation under any Finance Document; or

(C)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of the Finance Documents or the rights and remedies of any Finance Party under any of the Finance Documents;

(c)	Novacom will become the legal and beneficial owner of all the Assets (as defined under the Business Transfer Agreement) and the Liabilities (as defined under the Business Transfer Agreement) in accordance with the Business Transfer Agreement;

(d)	on the date of Pantel Closing, all liabilities and obligations of Pantel Rt. under this Agreement will be transferred to Novacom;

(e)	on the date of Pantel Closing, all general ledger items held by Pantel Rt. on the date of Pantel Closing will be transferred to Novacom to the extent provided for in the Business Transfer Agreement;

(f)	on or before the date falling 10 days after the date of Pantel Closing, all the transfers referred to in paragraph (e) above will be recorded using accounting entries;

(g)	on the date of Pantel Closing, customers accounting for at least 70 per cent. of Pantel Rt. Consolidated Revenues for the period commencing on 1st November, 2004 and ending on 30th November, 2004 will:

(i)	be transferred from Pantel Rt. to Novacom; or

(ii)	become customers of a member of the Group when the shares in Pantel Technocom are transferred by Pantel Rt. to the Company;

(h)	on or before 31st August, 2007, 100 per cent. of customers of Pantel Rt. on the date of Pantel Closing will be transferred to Novacom, except where that customer has ceased to be a customer since the date of Pantel Closing as a result of:

(i)	termination by the customer of that contract;

(ii)	termination of that contract for that customer’s breach;

(iii)	that contract having come to an end as the result of the lapse of time; or

(iv)	Pantel Rt. or Novacom terminating the contract, but only if the Base Currency Equivalent of the aggregate of:

(A)	the amount paid under that contract in the preceding 12 months; and

(B)	the amount paid under any other contract terminated under this subparagraph in the 12 months preceding its termination,

is less than or equal to €700,000 (and for the avoidance of doubt a customer ceasing to be a customer as a result of any of the events specified in subparagraphs (i) to (iii) above shall not be taken into account for the purposes of the calculation under this subparagraph);

(i)	on the date of Pantel Closing, 100 per cent. of the agreements for national interconnection services to which Pantel Rt. is party on the date of Pantel Closing will be transferred to Novacom;

(j)	on the date of Pantel Closing, at least:

(i)	57 per cent. of inbound international voice interconnection services capacity held by Pantel Rt. on the date of Pantel Closing;

(ii)	57 per cent. of outbound international voice interconnection services capacity held by Pantel Rt. on the date of Pantel Closing;

(iii)	the agreement for international data interconnection services to which Pantel Rt. and GTS are party on the date of Pantel Closing; and

(iv)	the agreement for international data interconnection services to which Pantel Rt. and KPN are party on the date of Pantel Closing,

will be transferred to Novacom (or replaced by equivalent capacity or agreements);

(k)	on the date of Pantel Closing, 100 per cent. of Material Software Licences held by Pantel Rt. on the date of Pantel Closing will be transferred to Novacom;

(l)	on or before the date falling 6 months after the date of Pantel Closing, all Software Licences held by Pantel Rt. on the date of Pantel Closing will be transferred to Novacom (or replaced by equivalent licences) to the extent required by the business of Novacom;

(m)	on the date of Pantel Closing, at least 60 per cent. of Roof Rental Leases held by Pantel Rt. on the date of Pantel Closing will be transferred to Novacom; and

(n)	on or before the date falling 6 months after the date of Pantel Closing, 100 per cent. of Roof Rental Leases held by Pantel Rt. on the date of Pantel Closing will be transferred to Novacom (or replaced by equivalent leases) to the extent required by the business of Novacom;

(o)	there are no rights establishing any benefit or right for any third party in relation to the assets referred to in paragraphs (c)-(n) above;

(p)	on the date of Pantel Closing, Novacom will become the legal and beneficial owner of the percentage listed below of the issued and paid-up share capital of each of the following entities:

(i)	Pantel Slovakia s.r.o. – not less than 99 per cent.;

(ii)	Pantel Telekommunikacije in Kommunikacije d.o.o. – 100 per cent.;

(iii)	Pantel Telecommunications and Communications Services GmbH – 100 per cent.;

(iv)	SC Pantel Romania SRL – not less than 95 per cent.;

(v)	Company for Telecommunication and Communication Pantel d.o.o. Novi Sad - 100 per cent.; and

(vi)	PTB EAD – 100 per cent.;

(q)	all the shares referred to in paragraph (p) above have been paid up and there are no rights establishing any benefit or right for any third party in relation to those shares;

(r)	on the date of Pantel Closing, the Company will become the legal and beneficial owner of all the shares in, and control, Novacom;

(s)	all the shares referred to in paragraph (r) above have been paid up and there are no rights establishing any benefit or right for any third party in relation to those shares;

(t)	on the date of Pantel Closing, the Company will become the legal and beneficial owner of all the shares in, and control, Pantel Technocom;

(u)	all the shares referred to in paragraph (t) above have been paid up and there are no rights establishing any benefit or right for any third party in relation to those shares; and

(v)	no later than the day after the date of Pantel Closing, each member of the Group takes all actions which are necessary to ensure registration of any share transfer.

19.36	Dormant Subsidiaries

No Obligor shall (and the Company shall ensure no member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary.

20.	DEFAULT

20.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused solely by technical or administrative error by a bank in the transmission of funds; and

(b)	is remedied within 3 Business Days of the due date.

20.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 18 (Financial covenants).

(b)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.2 (Non-payment) or in Clause 18 (Financial covenants)).

(c)	No Event of Default will occur under paragraph (b) above if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance or, if in order to effect such remedy, an application must be made to an organ, agency or other administrative or regulatory body of Hungary, then such period shall be extended by a further 20 Business Days.

20.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 14 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the misrepresentation or breach of warranty.

20.5	Cross-default

Any of the following occurs in respect of a member of the Group or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries:

(a)	any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee;

(ii)	is placed on demand;

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or

(iv)	is terminated or closed out or is capable of being terminated or closed out,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, or is capable of being cancelled or suspended by such provider, in each case, as a result of an event of default (howsoever described), unless the Base Currency Equivalent of the aggregate principal amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than €1,000,000.

20.6	Insolvency

Any of the following occurs in respect of any member of the Group (other than a Dormant Subsidiary) or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its insolvency or its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or

(e)	a moratorium is declared or instituted in respect of any of its indebtedness.

If a moratorium occurs in respect of any member of the Group or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than a Dormant Subsidiary) or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group (other than a Dormant Subsidiary) or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group (other than a Dormant Subsidiary) or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries or any of their respective assets; or

(iv)	enforcement of any Security over any assets of any member of the Group (other than a Dormant Subsidiary) or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of its date of filing or, if earlier, the date on which it is advertised; or

(ii)	a Permitted Reorganisation.

(c)	In this Subclause, the date of filing of a winding-up petition means the date on which any creditor of any person has filed any claim at any relevant court for the winding-up of that person.

20.8	United States Bankruptcy Laws

(a)	In this Subclause U.S. Bankruptcy Law means Title 11 of the United States Code or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of the Company:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	any material order for relief or other order of similar effect is entered or granted under any U.S. Bankruptcy Law.

20.9	Creditors’ process

(a)	Except as provided in paragraph (b) below, any attachment, sequestration, distress, execution or analogous event affects any asset or assets of any member of the Group or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries.

(b)	Paragraph (a) does not apply if:

(i)	the Base Currency Equivalent of the aggregate value of that asset or those assets is less than €250,000; or

(ii)	that attachment, sequestration, distress, execution or analogous event is being contested in good faith and with due diligence and is discharged within 14 days.

20.10	Analogous proceedings

There occurs, in relation to any member of the Group or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries, in any jurisdiction to which it or any of its assets are subject, any event which, in the opinion of the Majority Lenders (acting in good faith), appears to correspond with any of those mentioned in Clauses 20.6 (Insolvency) to 20.9 (Creditors’ process) (inclusive).

20.11	Cessation of business

Any member of the Group or (until the Facility Agent accepts the resignation of Pantel Rt. under Clause 28.7 (Resignation of Pantel Rt.)) Pantel Rt. or any of its Subsidiaries suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the date of this Agreement except as a result of any disposal allowed under this Agreement.

20.12	Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	A Security Document does not create the Security Interests it purports to create or (except to the extent disclosed under Clause 16.20 (Security Documents)) does not provide a first ranking priority security interest in favour of the Security Agent and the Finance Parties over the assets which the security is required to cover.

(d)	An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

(e)	Any of the Hedging Documents is terminated as a result of an Illegality, Tax Event, Tax Event upon Merger or Potential Event of Default (as defined in the 1992 ISDA Agreement or the 2002 ISDA Agreement) or a Force Majeure Event (as defined in the 2002 ISDA Agreement).

20.13	Audit qualification

The Auditors qualify their report on the financial statements contained in any audited consolidated Accounts of the Company:

(a)	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

(b)	on the grounds that they are unable to prepare such Accounts on a going concern basis, unless the qualification is capable of remedy and is remedied within 20 Business Days of the date of that report.

Any report made by the Auditors on the internal controls of the Company under Section 404 of the Sarbanes Oxley Act shall not constitute a report for this purpose.

20.14	Government action

(a)	The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

(b)	All or a majority of the issued and paid up shared capital of any Obligor or the whole or any part of its respective revenues or assets are ceased, expropriated, nationalised or compulsorily acquired.

20.15	Transaction Documents

(a)	Any Transaction Document which is not maintained or complied with and the Company is unable to demonstrate to the reasonable satisfaction of the Majority Lenders that this does not have or, could not reasonably be expected to have, a Material Adverse Effect.

(b)	Any Transaction Document is in whole or in part cancelled, withdrawn, terminated, modified, withheld, suspended or revoked or does not remain in full force or effect or otherwise expires or lapses and is not renewed prior to its expiry date or prior to its expiry and the Company is unable to demonstrate to the reasonable satisfaction of the Majority Lenders that this does not have or, could not reasonably be expected to have, a Material Adverse Effect.

(c)	Any authorisation required for the entry into and performance by an Obligor of any Transaction Document ceases to be in full force and effect and is not replaced to the reasonable satisfaction of the Majority Lenders within 15 Business Days of it ceasing to be in full force and effect.

(d)	Any party to any Material Agreement or Shareholder Document rescinds or purports to rescind or repudiates or purports to repudiate any such agreement in whole or in part where to do so would in the opinion of the Majority Lenders (acting in good faith) materially and adversely affect the interests of the Lenders under the Finance Documents.

20.16	Proceedings

(a)	There shall occur any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry (including any such by any (i) monopoly, anti-trust or competition authority or commission, or any equivalent body in the European Commission or any division of any of them or authority deriving power from any of them or (ii) any sector specific regulatory authority) concerning or arising in consequence of any of the Finance Documents or the implementation of any matter or transaction provided for in the Finance Documents, and which is reasonably likely to be determined adversely to any member of the Group, and which if so determined has, or could reasonably be expected to have, a Material Adverse Effect.

(b)	Any one or more judgments or orders which is not being contested in good faith and by appropriate proceedings is made against any member of the Group involving an aggregate liability (not paid or fully covered by Insurance) the Base Currency Equivalent of which is more than €3,000,000 in aggregate unless all those judgments and orders are vacated or discharged within fourteen days of their being made.

20.17	Disposal of Interest

(a)	The Company ceases to own directly:

(i)	at least 99.996222 per cent. of the issued and paid-up share capital of Hungarotel; or

(ii)	100 per cent. of the issued and paid-up share capital of Novacom and Pantel Technocom;

(b)	Novacom ceases to have direct control over any of the following entities or to own directly:

(i)	at least 80 per cent. of the issued and paid-up share capital of Pantel Slovakia s.r.o;

(ii)	at least 80 per cent. of the issued and paid-up share capital of Pantel Telekommunikacije in Kommunikacije d.o.o.;

(iii)	at least 80 per cent. of the issued and paid-up share capital of Pantel Telecommunications and Communications Services GmbH

(iv)	at least 80 per cent. of the issued and paid-up share capital of SC Pantel Romania SRL;

(v)	at least 80 per cent. of the issued and paid-up share capital of Company for Telecommunication and Communication Pantel d.o.o. Novi Sad; and

(vi)	at least 80 per cent. of the issued and paid-up share capital of PTB EAD.

unless the change of ownership is made as part of a Permitted Reorganisation or the entity is a Dormant Subsidiary.

(c)	Any entity whose share capital is identified in paragraph (a) or (b) above ceases to be a person of which the Company has direct or indirect control.

(d)	Any entity whose share capital is identified in paragraph (b) above ceases to be a person of which Novacom has direct or indirect control.

20.18	Material adverse effect

Any event or series of events (whether related or not) occurs which, in the opinion of the Majority Lenders (acting in good faith), has a Material Adverse Effect.

20.19	Acceleration

(a)	If an Event of Default described in Clause 20.8 (U.S. Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

(b)	If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)	declare that an Event of Default has occurred; and/or

(ii)	if the Total Commitments have not already been cancelled under paragraph (a), cancel all or any part of the Total Commitments; and/or

(iii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iv)	enforce, or instruct the Security Agent to enforce, the security constituted by each Security Document, in accordance with its terms; and/or

(v)	call or instruct the Security Agent to call, on the Guarantors under Clause 15 (Guarantee and indemnity); and/or

(vi)	otherwise exercise any of its rights and/or remedies under the Finance Documents.

Any notice given under this Subclause will take effect in accordance with its terms.

(c)	Notwithstanding any other term of this Agreement, during the period from the date of this Agreement to the date of Hungarotel Closing (inclusive) no Lender is entitled to cancel an A Commitment except:

(i)	because the conditions precedent referred to in Clause 4.1 (Conditions precedent documents) have not been complied with;

(ii)	for a reason which would entitle that Lender to refuse to participate in the A Loan under Clause 4.2 (Further conditions precedent);

(iii)	because the conditions precedent referred to in Clause 4.4 (Further conditions precedent to Loan made available at Hungarotel Closing) have not been complied with; or

(iv)	under Clause 7.1 (Mandatory prepayment - illegality).

(d)	Notwithstanding any other term of this Agreement, during the period from the date of this Agreement to the date of Pantel Closing (inclusive) no Lender is entitled to cancel a B Commitment except:

(i)	because the conditions precedent referred to in Clause 4.1 (Conditions precedent documents) have not been complied with;

(ii)	for a reason which would entitle that Lender to refuse to participate in the B Loan under Clause 4.2 (Further conditions precedent);

(iii)	because the conditions precedent referred to in Clause 4.5 (Further conditions precedent to Loan made available at Pantel Closing) have not been complied with; or

(iv)	under Clause 7.1 (Mandatory prepayment - illegality).

21.	SECURITY

21.1	Security Agent as holder of security

Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document in accordance with paragraph 16 of Schedule 7 (Security Agent) of the Priority Agreement.

21.2	Responsibility

The Security Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken or not taken by it in connection with a Security Document.

21.3	Title

(a)	The Security Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

(b)	The Security Agent has no obligation to insure any such asset or the interests of the Finance Parties in any such asset.

21.4	Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

21.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Agent under the Finance Documents may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including any other Finance Party) and upon such terms as the Security Agent may think fit.

21.6	Approval

Each Finance Party confirms its approval of each Security Document and authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

21.7	Conflict with Security Documents

If there is any conflict between the provisions of this Agreement and any Security Document with regard to instructions to or other matters affecting the Security Agent, this Agreement will prevail.

21.8	Release of security

(a)	If a disposal to a person or persons outside the Group of any asset owned by an Obligor over which security has been created by the Security Document is:

(i)	allowed by the terms of Clause 19.6 (Disposals); or

(ii)	being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable; or

(iii)	being effected by enforcement of the Security Documents,

the Security Agent is irrevocably authorised to execute on behalf of each Finance Party and each Obligor (and at the cost of the relevant Obligor) the releases referred to in paragraph (b) below.

(b)	The releases referred to in paragraph (a) above are:

(i)	any release of the security created by the Security Documents over that asset; and

(ii)	if that asset comprises all of the shares in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of contribution or indemnity) in its capacity as a Guarantor (but not as a Borrower) under the Finance Documents and a release of all Security Interests granted by that Obligor and its Subsidiaries under the Security Documents.

(c)	(i)	In the case of sub-paragraph (a)(i) above, the Net Disposal Proceeds of the disposal must be applied in accordance with Clause 7 (Prepayment and cancellation).
	(ii)	In the case of sub-paragraphs (a)(ii) and (iii) above, the net cash proceeds of the disposal must be applied in accordance with Clause 14.7 (Partial payments).

(d)	If the Security Agent is satisfied that a release is allowed under this Subclause, each Finance Party must execute (at the cost of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

21.9	Co-security agent

(a)	The Security Agent may appoint a co-security agent in any jurisdiction outside the jurisdiction in which the Security Agent is incorporated:

(i)	if the Security Agent considers that without the appointment the interests of the Finance Parties under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the co-security agent confirms to the Security Agent and the Company in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any co-security agent appointed by it and may appoint a new co-security agent in its place.

(d)	The Company must pay to the Security Agent any reasonable remuneration paid by the Security Agent to any co-security agent appointed by it, together with any related costs and expenses properly incurred by the co-security agent.

21.10	Perpetuity period

The perpetuity period for the trusts in this Agreement is 80 years.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than such Agent) irrevocably appoints each Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d)	Each Finance Party confirms that:

(i)	any Administrative Party has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to the Reports or any other reports or letters provided in connection with the Finance Documents or the transactions contemplated by the Finance Documents, to bind it in respect of those Reports, reports or letters and to sign that reliance letter or engagement letter on its behalf and to the extent that reliance letter or engagement letter has already been entered into ratifies those actions; and

(ii)	it accepts the terms and qualifications set out in that reliance letter or engagement letter.

22.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligation of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

22.5	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that, unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	An Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(iii)	any observance by any Obligor of its obligations under any Finance Document or any other document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8	Exclusion of liability

(a)	Neither Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i)		Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.
	(ii	)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirement it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.9	Default

(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Lender under any Finance Document,

it must promptly notify the Lenders.

22.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as an Agent, an Agent will be treated as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information received or acquired by an Agent which, in its opinion, is received or acquired by another division or department or otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)	Neither Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in that Agent’s opinion, is received by it in its capacity as an Agent.

22.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must within three Business Days of demand indemnify each Agent for that Lender’s proportion of any loss or liability incurred by that Agent in acting as an Agent, except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.

(b)	A Lender’s proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Loans bear to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its aggregate Commitments bear to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	Each Agent may deduct from any amount received by it for a Lender any amount due to that Agent from that Lender under a Finance Document but unpaid.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation

(a)	An Agent may resign and appoint any of its Affiliates as its successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent to it.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent may appoint a successor Agent to it.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)	Except as provided below, the resignation of an Agent and the appointment of a successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment and executes and delivers to the Facility Agent a duly completed Deed of Accession (as defined in the Priority Agreement).

(f)	The resignation of a Security Agent and the appointment of a successor Security Agent will not become effective until:

(i)	each of the Finance Parties (other than the Security Agent) confirms that it is satisfied with the credit rating of the proposed successor Security Agent; and

(ii)	the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(g)	On satisfying the above conditions, the successor Agent will succeed to the position of the retiring Agent and the term Facility Agent or Security Agent (as applicable) will mean the successor Agent.

(h)	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(i)	Upon its resignation becoming effective, this Clause will continue to benefit a retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (h) above, it will have no further obligations under any Finance Document.

(j)	The Majority Lenders may, by notice to any Agent, require it to resign under paragraph (b) above.

(k)	An Obligor must (at its own cost) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

22.14	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.15	Agent’s management time

In the event that any Agent, acting reasonably, determines that, as a result of the occurrence or existence, as appropriate, of any event(s), fact(s) and/or circumstance(s), the scope and/or extent of that Agent’s management time or other resources necessary and/or desirable to enable and facilitate that Agent to properly discharge and perform that Agent’s obligations under the Finance Documents is significantly greater than that originally contemplated (in the context of the relevant Fee Letter(s)), that Agent shall confirm such determination in writing to the Company, following which any amount payable to an Agent under this Agreement shall include the cost of utilising that Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the Company in writing, and is in addition to any fee paid or payable to that Agent under Clause 24 (Fees).

22.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.	FEES

24.1	Agents’ fees

The Company must pay (or ensure that there is paid) to each Agent for its own account an agency fee in the amount and in the manner agreed in the Fee Letter between that Agent and the Company.

24.2	Arrangement fee, work fee and retainer fee

The Company must pay (or procure that there is paid) to the Facility Agent for the account of the Global Coordinators an arrangement fee, work fee and retainer fee in the amount and in the manner agreed in the Fee Letter between the Facility Agent, the Global Coordinators and the Company.

24.3	Commitment fee

(a)	The Company must pay to the Facility Agent for the account of each Lender a commitment fee in the Base Currency computed at the rate of 0.65 per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitments.

(b)	Accrued commitment fee is payable from and including the date of this Agreement semi-annually in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitments are cancelled in full.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	The Company must, as an independent obligation indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of gross negligence or wilful default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Company must indemnify each Agent against any loss or liability incurred by that Agent as a result of:

(i)	investigating any event which that Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which that Agent reasonably believes to be genuine, correct and appropriately authorised.

25.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs in relation to Loans or overdue amounts repaid or prepaid to it otherwise than on the last day of a Term applicable thereto.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Initial costs

On the date of Hungarotel Closing, the Company must pay to each Administrative Party its costs and expenses in the amount and in the manner agreed in the mandate letter dated 30th June, 2004 between Hungarotel and Calyon.

26.2	Subsequent costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including the costs and expenses of legal advisers) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing, execution and perfection of any Finance Document and other documents contemplated thereby executed after the date of this Agreement;

(b)	syndication of the Facilities;

(c)	any amendment, waiver or consent made or granted in connection with the Finance Documents; and

(d)	any other matter not of an ordinary administrative nature arising out of or in connection with any Finance Document.

26.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including the costs and expenses of legal advisers) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders; this includes any amendment or waiver of this Agreement. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	Clause 2.4 (Nature of a Finance Party’s rights and obligations);

(iii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of or change in the currency of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vi)	a release of an Obligor other than in accordance with the terms of this Agreement or the Priority Agreement;

(vii)	a release of any Security Document other than in accordance with Clause 21.8 (Release of security) of this Agreement and the equivalent provisions of the Priority Agreement;

(viii)	a term of a Finance Document which expressly requires the consent of each Lender;

(ix)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(x)	the ranking or subordination provided for in the Priority Agreement; or

(xi)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders or in accordance with Clause 28.7 (Resignation of Pantel Rt.).

28.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the New Lender).

(b)	Without limitation to the generality of paragraph (a), a New Lender may be a bank or financial institution or a trust or fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

(c)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €2,000,000.

(d)	The consent of the Company is required for an assignment or transfer to a New Lender which is not another Lender or an Affiliate of a Lender unless there is an outstanding Event of Default or the assignment or transfer is made in connection with syndication of the Facilities. The consent of the Company may not be unreasonably withheld or delayed. The Company will be deemed to have given its consent if it has not responded to a request for consent within ten Business Days of the Facility Agent making the request.

(e)	The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(f)	An assignment will only be effective if the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that, it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(g)	No assignment or transfer under this Clause will be effective until the Facility Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment or transfer. The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction.

(h)	A transfer of obligations will be effective only if either:

(i)	rights are assigned, corresponding obligations are released and equivalent obligations are acceded to in accordance with the provisions of Clause 28.3 (Procedure for transfer by assignment, release and accession or novation); or

(ii)	the obligations are novated in accordance with the provisions of Clause 28.3 (Procedure for transfer by assignment, release and accession or novation).

(i)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(j)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(k)	A Lender may sub-participate or sub-contract its obligations under this Agreement.

28.3	Procedure for transfer by assignment, release and accession or novation

(a)	An assignment, release and accession or a novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(c)	For a transfer by assignment, release and accession under a Transfer Certificate in the form of Part 1 of Schedule 5 (Forms of Transfer Certificate), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate (and any corresponding rights conferred on it by the Priority Agreement);

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate (and any corresponding obligations by which it is bound under the Priority Agreement); and

(iii)	the New Lender will become party to this Agreement as a Lender and to the Priority Agreement as a Senior Creditor (as defined in the Priority Agreement) and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(d)	For a transfer by novation under a Transfer Certificate in the form of Part 2 of Schedule 5 (Forms of Transfer Certificate), on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate (and any corresponding rights conferred on it by and obligations assumed by it in the Priority Agreement) in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations (and any corresponding obligations assumed by it in the Priority Agreement) and cease to have those rights (and any corresponding rights conferred on it by the Priority Agreement); and

(iii)	the New Lender will become a party to this Agreement as a Lender and to the Priority Agreement as a Senior Creditor (as defined in the Priority Agreement).

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the business, assets, prospects, condition (financial or otherwise) or results of operations of any Obligor or any member of the Group;

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document; and

(iii)	is a person whose ordinary business includes participation in syndicated facilities of this type.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs and as a result of the assignment, transfer or change, an Obligor would be or become obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender as part of syndication of the Facilities prior to the Syndication Date or in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Additional Obligors

(a)	The Company must, by giving not less than 10 Business Days’ prior notice to the Facility Agent, notify the Facility Agent (which must promptly notify the Lenders) of its intention to request one of its wholly-owned Subsidiaries to become an Additional Obligor.

(b)	If the accession of an Additional Obligor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	The Company must ensure that any person required under this Agreement to become an Obligor supplies to the Facility Agent all of the documents and evidence set out in Part 3 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to it.

(d)	The relevant Subsidiary will become an Additional Obligor on the date of the Obligor Accession Agreement executed by it.

(e)	The Company must comply with its obligations under paragraph (a) above, if the relevant person is an Additional Borrower, before the Additional Borrower may use any Facility.

(f)	The Lenders may impose any limitation on the ability of an Additional Borrower to borrow under any Facility which they deem reasonably necessary.

(g)	The prior consent of all the Lenders is required if the Additional Borrower is:

(i)	not incorporated in a jurisdiction which is the same as the jurisdiction of incorporation of one of the Original Borrowers; or

(ii)	an Additional Borrower whose Borrower’s Tax Jurisdiction is not the same as that of one of the Original Borrowers.

(h)	In the case of an Additional Borrower, until the Facility Agent notifies the other Finance Parties and the Company that those documents and evidence are in form and substance satisfactory to it, that Additional Borrower may not use any Facility. The Facility Agent must give this notification as soon as reasonably practicable after receipt of such documents and evidence in form and substance satisfactory to it.

(i)	Delivery of an Obligor Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

(j)	Each member of the Group must promptly give the Facility Agent all assistance it requires in relation to the guarantees and security to be granted pursuant to this Agreement including promptly answering all reasonable questions and requisitions of the Facility Agent and its advisors in relation to the assets of the Group.

28.7	Resignation of Pantel Rt.

(a)	The Company may request that Pantel Rt. shall cease to be a Borrower and an Obligor under and as defined in the Priority Agreement and shall have no further rights or obligations under the Finance Documents by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is outstanding or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from Pantel Rt. under the Priority Agreement; and

(iii)	Pantel Rt. is under no actual or contingent obligations as a Borrower.

(c)	If the Facility Agent accepts the Resignation Letter, Pantel Rt. shall cease to be a Borrower and an Obligor under and as defined in the Priority Agreement and shall have no further rights or obligations under the Finance Documents.

28.8	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers who owe that Finance Party a duty of confidentiality;

(vi)	to any member of the Group;

(vii)	to any rating agency, but only if the information is required for the purpose of the rating of that Finance Party;

(viii)	to the extent allowed under paragraph (b) below; or

(ix)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above and this paragraph.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. A Finance Party may also at any time after the occurrence of a Default combine or consolidate accounts held with it by any Obligor.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under any of the Finance Documents to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to any such excess (the redistribution) within five Business Days of demand by the Facility Agent.

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any party to such Finance Document, that will not affect:

(a)	in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents;

(b)	in respect of any other party to such Finance Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Finance Documents; or

(c)	in respect of any party to such Finance Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing and a document.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	1201 Third Avenue Suite 3400, Seattle, Washington WA 98101-3034, USA.
Fax number:
E-mail:
Attention:

With a copy to:

Address:	c/o Hungarotel Távközlési Rt., Terez krt. 46, H-1066 Budapest, Hungary
Fax number:
E-mail:
Attention:

(c)	The contact details of the Facility Agent for this purpose are:

For agency matters:

Address:	DFS/DSO/Middle Office, 92920 Paris La Défense Cedex, France
Fax number:
E-mail:
Attention:

For administrative matters:

Address:	DDO Fin. Moyens Paiement Fin. Structurés Projets, 92920 Paris La Défense Cedex, France
Fax number:
E-mail:
Attention:

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form;

(iv)	if by e-mail or any other electronic communication, when received in legible form; and

(v)	if by posting to an electronic website, at the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to agree and sign all documents under or in connection with the Finance Documents without further reference to any other Obligor; this includes any amendment or waiver of this Agreement which would otherwise have required the consent of the Guarantors.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

34.5	Personal Liability

If an individual signs a certificate on behalf of any Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	Subject as set out below, the English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Any New York State court or U.S. Federal court sitting in the City and County of New York also has jurisdiction to settle any dispute in connection with any Finance Document, and, for the benefit of the Finance Parties, each Obligor submits to the jurisdiction of those courts.

(c)	Subject as set out below, the English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

This includes any jurisdiction where an asset subject to a Security Interest created under a Security Document is located. In that case, the courts of the jurisdiction where the asset is located at the time of enforcement under the Security Document have non-exclusive jurisdiction to settle any dispute in connection with that Security Document.

37.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Clifford Chance Secretaries Limited, 10 Upper Bank Street, London E14 5JJ as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	Each Obligor not incorporated or having a place of business in New York State irrevocably appoints Law Debenture Corporate Services Inc., 767 Third Avenue, New York, New York 10011 as its agent for service of process in any proceedings before any court located in the State of New York.

(c)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(d)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)	This Subclause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

37.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

38.	WHOLE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

ORIGINAL OBLIGORS

Name of Original Borrowers	Registration number (or equivalent, if any)
HUNGAROTEL TÁVKÖZLESI RÉSZVÉNYTÁRSASÁG

PANTEL TÁVKÖZLÉSI KORLÁTOLT FELELÖSSÉGÜ TÁRSASÁG

PANTEL HOLDING RÉSZVÉNYTÁRSASÁG
Name of Original Guarantors	Registration number (or equivalent, if any)
HUNGARIAN TELEPHONE AND CABLE CORP.

HUNGAROTEL TÁVKÖZLESI RÉSZVÉNYTÁRSASÁG

PANTEL TÁVKÖZLÉSI KORLÁTOLT FELELÖSSÉGÜ TÁRSASÁG

PANTEL TECHNOCOM TÁVKÖZLÉSI SZOLGÁLTATÓ KORLÁTOLT FELELÖSSÉGÜ TÁRSASÁG

PART 2

ORIGINAL LENDERS

Name of Original Lender(s)	A	B	C
Calyon Bank Hungary Rt.	€28,000,000	€22,000,000	€6,666,666.67
Magyar Külkereskedelmi Bank Részvénytársaság	€28,000,000	€22,000,000	€6,666,666.66
WestLB AG, London Branch	€28,000,000	€22,000,000	€6,666,666.67

	€84,000,000	€66,000,000	€20,000,000

SCHEDULE 6

SECURITY DOCUMENTS

	Security Document	Time limit to effect security; notarisation/registration requirements
1.	Hungarian law assignment of contractual rights made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing.

2.	Hungarian law assignment of contractual rights made between the Company as security provider, the Security Agent and Hungarotel as countersignor made in the form of a notarial deed.	On the date of Hungarotel Closing.

3.	Hungarian law fixed charge agreement made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing; registration required.

4.	Hungarian law floating charge agreement made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing; registration required.

5.	Hungarian law mortgage agreement made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing; registration required.

6.	Hungarian law pledge over bank accounts agreement made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing.

7.	Hungarian law pledge over bank accounts agreement made between the Company as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing.

8.	Hungarian law security deposit agreement made between the Company as depositor, the Security Agent and Hungarotel as countersignor made in the form of a notarial deed.	On the date of Hungarotel Closing.

9.	Hungarian law pledge of receivables agreement made between Hungarotel as security provider and the Security Agent made in the form of a notarial deed.	On the date of Hungarotel Closing.

10.	Hungarian law pledge of receivables agreement made between the Company as security provider, the Security Agent and Hungarotel as countersignor made in the form of a notarial deed.	On the date of Hungarotel Closing.

11.	Hungarian law assignment of contractual rights made between Pantel Rt., Pantel Technocom and Novacom as security providers and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing.

	Security Document	Time limit to effect security; notarisation/registration requirements
12.	Hungarian law assignment of contractual rights made between the Company as security provider, the Security Agent and Pantel Rt., Pantel Technocom and Novacom as countersignors made in the form of a notarial deed.	On the date of Pantel Closing.

13.	Hungarian law fixed charge agreement made between Pantel Rt., Pantel Technocom and Novacom as security providers and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing; registration required.

14.	Hungarian law fixed charge agreement made between Pantel Rt. and Novacom as security providers and the Security Agent encumbering the rights of Pantel Rt. and Novacom over the optical network in accordance with the MAV Agreements made in the form of a notarial deed.	On the date of Pantel Closing; registration required.

15.	Hungarian law floating charge agreement made between Pantel Rt., Pantel Technocom and Novacom as security providers and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing; registration required.

16.	Hungarian law mortgage agreement made between Pantel Rt., Pantel Technocom and Novacom as mortgagors and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing; registration required. The agreement is to be amended upon the creation of a mortgage over the newly acquired real estates of the security providers

17.	Hungarian law pledge over bank accounts agreement made between Pantel Rt., Pantel Technocom and Novacom as security providers and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing.

18.	Hungarian law quota pledge agreement made between the Company as security provider, the Security Agent and Pantel Technocom and Novacom as countersignors made in the form of a notarial deed.	On the date of Pantel closing; registration required.

19.	Hungarian law pledge of receivables agreement made between Pantel Rt., Pantel Technocom and Novacom as security providers and the Security Agent made in the form of a notarial deed.	On the date of Pantel Closing.

20.	Hungarian law pledge of receivables agreement made between the Company as security provider, the Security Agent and Pantel Rt., Pantel Technocom and Novacom as countersignors made in the form of a notarial deed.	On the date of Pantel Closing.

	Security Document	Time limit to effect security; notarisation/registration requirements
21.	Slovakian law security over 100% of the shares in Pantel Slovakia s.r.o. between Pantel Rt., Novacom and Pantel Telecommunications and Communication Services GmbH as security providers, the Security Agent and Pantel Slovakia s.r.o. as company.	On the date of Pantel Closing; notarisation (notarial authentication of signatures) and registration required.

22.	Austrian law security over 100% of the shares of Pantel Telecommunications and Communication Services GmbH between Pantel Rt. and Novacom as security providers, the Security Agent and Pantel Telecommunications and Communication Services GmbH as countersignor.	On the date of Pantel Closing.

23.	Slovenian law security over 100% of the shares of Pantel Telekommunikacije in Kommunikacije d.o.o. between Novacom as security provider, the Security Agent and Pantel Telekommunikacije in Kommunikacije d.o.o. as countersignor made in the form of a notarial deed.	On the date of Pantel Closing; registration required.

24.	Bulgarian law security over 100% of the shares of PTB EAD between Novacom and any other shareholder of PTB EAD as security providers, the Security Agent and PTB EAD made in the form of a notarial deed.	Upon that entity becoming an Obligor after Pantel Closing.

25.	Romanian law security over 100% of the shares in SC Pantel Romania SRL between Novacom and any other shareholder of SC Pantel Romania SRL as security providers, the Security Agent and SC Pantel Romania SRL made in the form of a notarial deed.	Upon that entity becoming an Obligor after Pantel Closing.

26.	Serbian law security over 100% of the shares in Company for Telecommunication and Communication Pantel d.o.o. Novi Sad between Novacom and any other shareholder of Company for Telecommunication and Communication Pantel d.o.o. Novi Sad as security providers, the Security Agent and Company for Telecommunication and Communication Pantel d.o.o. Novi Sad made in the form of a notarial deed.	Upon that entity becoming an Obligor after Pantel Closing.